Exhibit 10.1

[Execution]

LOAN AND SECURITY AGREEMENT

by and among

TRAVELCENTERS OF AMERICA LLC

TA LEASING LLC

TA OPERATING LLC

as Borrowers

and

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

PETRO STOPPING CENTERS, L.P.

PETRO DISTRIBUTING INC.

PETRO FINANCIAL CORPORATION

PETRO HOLDINGS FINANCIAL CORPORATION

TCA PSC GP LLC

as Guarantors

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL)

as Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

and

WACHOVIA CAPITAL MARKETS, LLC

as Sole Lead Arranger, Manager and Bookrunner

NATIONAL CITY BUSINESS CREDIT, INC.

as Syndication Agent

Dated: November 19, 2007

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	7.4	Equipment and Real Property Covenants	69
	7.5	Power of Attorney	70
	7.6	Right to Cure	71
	7.7	Access to Premises	71

SECTION 8.	REPRESENTATIONS AND WARRANTIES		71
	8.1	Existence, Power and Authority	72
	8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	72
	8.3	Financial Statements; No Material Adverse Change	73
	8.4	Priority of Liens; Title to Properties	73
	8.5	Tax Returns	73
	8.6	Litigation	74
	8.7	Compliance with Other Agreements and Applicable Laws	74
	8.8	Environmental Compliance	74
	8.9	Employee Benefits	75
	8.10	Bank Accounts	76
	8.11	Intellectual Property	76
	8.12	Subsidiaries; Affiliates; Capitalization; Solvency	77
	8.13	Labor Disputes	77
	8.14	Restrictions on Subsidiaries	77
	8.15	Material Contracts	78
	8.16	Credit Card Agreements	78
	8.17	Interrelated Businesses	78
	8.18	Payable Practices	79
	8.19	Customer Loyalty Account Assets	79
	8.20	Propco. Each Propco does not own, and will not own or acquire, any assets other than Real Property and Equipment	79
	8.21	Accuracy and Completeness of Information	79
	8.22	Survival of Warranties; Cumulative	79

SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS		79
	9.1	Maintenance of Existence	79
	9.2	New Collateral Locations	80
	9.3	Compliance with Laws, Regulations, Etc.	80
	9.4	Payment of Taxes and Claims	81
	9.5	Insurance	81
	9.6	Financial Statements and Other Information	82
	9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	84
	9.8	Encumbrances	87
	9.9	Indebtedness	89
	9.10	Loans, Investments, Etc.	91
	9.11	Dividends and Redemptions	94
	9.12	Transactions with Affiliates and HPT Companies	95
	9.13	Compliance with ERISA	95
	9.14	End of Fiscal Years; Fiscal Quarters	96
	9.15	Change in Business	96

	9.16	Limitation of Restrictions Affecting Subsidiaries	96
	9.17	Minimum Fixed Charge Coverage Ratio	96
	9.18	Credit Card Agreements	96
	9.19	License Agreements	97
	9.20	Costs and Expenses	98
	9.21	Further Assurances	98
	9.22	Petro Existing Letters of Credit	100
	9.23	Petro Existing Security Agreement	100

SECTION 10.	EVENTS OF DEFAULT AND REMEDIES		100
	10.1	Events of Default	100
	10.2	Remedies	102

SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW		105
	11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	106
	11.2	Waiver of Notices	107
	11.3	Amendments and Waivers	107
	11.4	Waiver of Counterclaims	109
	11.5	Indemnification	109

SECTION 12.	THE AGENT		110
	12.1	Appointment, Powers and Immunities	110
	12.2	Reliance by Agent	110
	12.3	Events of Default	110
	12.4	Wachovia in its Individual Capacity	111
	12.5	Indemnification	111
	12.6	Non-Reliance on Agent and Other Lenders	112
	12.7	Failure to Act	112
	12.8	Additional Loans	112
	12.9	Concerning the Collateral and the Related Financing Agreements	113
	12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	113
	12.11	Collateral Matters	113
	12.12	Agency for Perfection	115
	12.13	Successor Agent	116
	12.14	Other Agent Designations	116

SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS		116
	13.1	Term	116
	13.2	Interactive Provisions	117
	13.3	Notices	119
	13.4	Partial Invalidity	119
	13.5	Confidentiality	119
	13.6	Successors	121
	13.7	Assignments; Participations	121

13.8	USA Patriot Act	123
13.9	Entire Agreement	123
13.10	Counterparts, Etc	123

INDEX TO

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Schedule 1	Commitments

Schedule 1.18	Excluded Capital Leases

Schedule 1.66	Excluded Subsidiaries

Schedule 1.118	Petro Existing Letters of Credit

Schedule 8.16	Credit Card Agreements

v

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement dated November 19, 2007 is entered into by and among TravelCenters of America LLC, a Delaware limited liability company, (“TravelCenters” or “Parent”), TA Leasing LLC, a Delaware limited liability company (“TA Leasing”), TA Operating LLC, a Delaware limited liability company (“TA Operating,” and together with TravelCenters, TA Leasing and each other Person that becomes a “Borrower” after the date hereof in accordance with Section 9.21 hereof, each individually a “Borrower” and collectively, “Borrowers”), TravelCenters of America Holding Company LLC, a Delaware limited liability Company (“Holding”), Petro Stopping Centers, L.P., a Delaware limited partnership (“Petro”), Petro Distributing Inc., a Delaware corporation (“Petro Distributing”), Petro Financial Corporation, a Delaware corporation (“Petro Financial”), Petro Holdings Financial Corporation, a Delaware corporation (“Petro Holdings”), TCA PSC GP LLC, a Delaware limited liability company (“TCA” and together with Holding, Petro, Petro Distributing, Petro Financial, Petro Holdings and each other Person that becomes a “Guarantor” after the date hereof in accordance with Section 9.21 hereof, each individually a “Guarantor” and collectively, “Guarantors”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, Borrowers and Guarantors have requested that Agent and Lenders enter into financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.                              DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  “Accounts” shall mean, as to each Borrower and Guarantor, all present and future rights of such Borrower and Guarantor to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2  “Acquired Business” shall have the meaning specified in the definition of Permitted Acquisitions.

1.3  “Adjusted Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the Borrowing Base, minus (b) the amount of all then outstanding Revolving Loans, minus (c) the amount of all then outstanding Letter of Credit Accommodations.

1.4  “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, “Reserve Percentage” shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

1.5  “Administrative Borrower” shall mean TravelCenters of America LLC, a Delaware liability company in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 6.7 hereof and its successors and assigns in such capacity.

1.6  “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise. For the avoidance of doubt, no HPT Company shall be deemed to be an Affiliate of any Borrower or Guarantor unless either such HPT Company directly or indirectly beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or other equity interests in such Borrower or Guarantor or any Borrower or Guarantor beneficially directly or indirectly owns or holds ten (10%) percent or more of any class of Voting Stock or other equity interests in such HPT Company.

1.7  “Agent” shall mean Wachovia Capital Finance Corporation (Central), in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.8  “Agent Payment Account” shall mean account no. 5000000030266 of Agent at Wachovia Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.9  “Applicable Margin” shall mean, at any time, as to the interest rate for Prime Rate Loans and the interest rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Monthly Average Adjusted Excess Availability for the immediately preceding calendar month is at or within the amounts indicated for such percentage as of the last day of the immediately preceding calendar month:

Tier	Monthly Average Adjusted Excess Availability	Applicable Eurodollar Rate Margin	Applicable Prime Rate Margin
1	Greater than $40,000,000	1.00%	0%
2	Less than or equal to $40,000,000 and greater than $20,000,000	1.25%	0%
3	Less than or equal to $20,000,000	1.50%	.50%

provided, that, (i) the Applicable Margin shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter after the end of the next calendar month, (ii) the Applicable Margin through March 31, 2008 shall be the amount for Tier 1 set forth above.

1.10  “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.11  “Bank Products Provider” shall mean Agent, any Lender, any Affiliate of any Lender or any other financial institution (in each case as to any Lender, Affiliate or other financial institution to the extent approved by Agent, which shall not be unreasonably withheld or delayed) that provides any Bank Products to Borrowers or Guarantors.

1.12  “Bank Products” shall mean any one or more of the following types or services or facilities provided to a Borrower or Guarantor by Agent, any Lender or any Affiliate

of any Lender or any other financial institution acceptable to Agent: (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower or Guarantor pursuant to agreement or overdraft for any accounts of Borrowers or Guarantors maintained by Agent, any Lender or any Affiliate of any Lender (in each case to the extent approved by Agent) that are subject to the control of Agent pursuant to any Deposit Account Control Agreement to which Agent, such Affiliate of Agent, Lender or Affiliate of Lender is a party, as applicable, and (ii) controlled disbursement services and (iii) Hedge Agreements if and to the extent permitted hereunder.

1.13  “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.14  “Borrowing Base” shall mean, at any time, the amount equal to:

(a)                                  the amount equal to : (i) eighty five (85%) of Eligible Accounts, plus (ii) eighty five (85%) percent of Eligible Credit Card Receivables, plus (iii) the lesser of (A) the Fuel Inventory Loan Limit or (B) eighty (80%) percent multiplied by the Value of Eligible Inventory consisting of gasoline and diesel fuel, plus (iv) the lesser of (A) sixty five (65%) percent multiplied by the Value of Eligible Inventory (other than Eligible Inventory consisting of gasoline or diesel fuel) or (B) eighty five (85%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory, plus (v) the Fixed Asset Availability, plus (vi) one hundred (100%) percent of Eligible Cash Collateral, minus

(b)                                 Reserves.

The amounts of Eligible Inventory of any Borrower shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of such Borrower or the perpetual inventory records maintained by such Borrower.

1.15  “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D hereto, as such form may from time to time be modified by Agent, which is duly completed (including all schedules thereto) and executed by an authorized officer of Administrative Borrower and delivered to Agent.

1.16  “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, the State of New York, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.17  “Capital Expenditures” shall mean, for any period, as to any Person and its Subsidiaries, all expenditures (without duplication) by such Person and its Subsidiaries for, or contracts for expenditures (other than contracts for such expenditures where payments for such expenditures are to be made in any subsequent period) for, any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one year (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and obligations under Capital Leases incurred in respect of such fixed or capital assets during such period.

1.18  “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person, excluding each lease listed on Schedule 1.18 hereto.

1.19  “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.20  “Cash Dominion Period” shall mean a period either (a) commencing on the date that an Event of Default shall have occurred and ending on the date thereafter that such Event of Default shall cease to be continuing or (b) commencing on the date that Adjusted Excess Availability shall have fallen below the amount equal to twenty (20%) percent of the Maximum Credit and ending on the earlier of (i) the date thereafter that Adjusted Excess Availability has been greater than the amount equal to twenty-five (25%) percent of the Maximum Credit for ninety (90) consecutive days or (ii) the date thereafter that (A) Borrowers and Guarantors have received cash proceeds of the issuance and sale of Capital Stock of Parent in accordance with Section 9.7(b)(iii) hereof, cash proceeds from the sale or disposition of assets in accordance with Section 9.7(b)(ii), (x), (xi) or (xii), or cash proceeds of Indebtedness incurred in accordance with Section 9.9(e) or (h) hereof, (B) no Loans are outstanding and (C) Adjusted Excess Availability is greater than the sum of the outstanding Letter of Credit Accommodations plus twenty-five (25%) percent of the Maximum Credit.

1.21  “Cash Equivalents” shall mean, at any time, (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less from the date of acquisition issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less issued by a corporation (except an Affiliate of any Borrower or Guarantor) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $1,000,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.22  “Change of Control” shall mean, except as permitted under Section 9.7 hereof (other than in respect of clause (c) below), (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower or Guarantor to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of 9.8% or more of the voting power of the total outstanding Voting Stock of Parent; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any Borrower or Guarantor (together with any new directors whose nomination for election by the stockholders of such Borrower or Guarantor, as the case may be, was approved by a vote of at least sixty-six and two-thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower or Guarantor then still in office;  (e) the failure of Parent to directly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Holding, TCA or TA Leasing; (f) the failure of Holding to directly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of TA Operating; (g) the failure of Parent and TCA, collectively, to directly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Petro; or (h) the failure of Petro to directly own and control one hundred (100%) percent of the voting power of the total outstanding Voting Stock of Petro Distributing, Petro Financial or Petro Holdings.

1.23  “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

1.24  “Collateral” shall have the meaning set forth in Section 5 hereof.

1.25  “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.26  “Commercial Letter of Credit” shall mean any Letter of Credit Accommodation issued for the purpose of providing the primary manner of payment for the purchase price of goods or services by a Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor.

1.27  “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth opposite such Lender’s name on Schedule 1 hereto or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”.

1.28  “Compliance Certificate” shall have the meaning set forth in Section 9.6(a) hereof.

1.29  “Compliance Period” shall mean the period commencing on the date on which Excess Availability plus Unrestricted Cash has fallen below an amount equal to thirty-five (35%) percent of the Maximum Credit and ending on a subsequent date on which Excess Availability plus Unrestricted Cash has been greater than an amount equal to forty (40%) percent of the Maximum Credit for each day during three consecutive calendar months.

1.30  “Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains or any non-cash losses) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such Period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries of that Person’s assets are acquired by such Person or by its Subsidiaries shall be excluded; and (c) the net income (if positive) of any Subsidiary (other than a Borrower or Obligor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain or non-cash loss, together with any related Provision for Taxes for such gain or non-cash loss, realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

1.31  “Consolidated Rental Expense” shall mean, with respect to any Person for any period, the aggregate amount of all real property rental expense of such Person and its Subsidiaries, on a consolidated basis, as determined in accordance with GAAP.

1.32  “Credit Card Acknowledgments” shall mean, collectively, the agreements by Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements in favor of Agent acknowledging Agent’s first priority security interest, for and on behalf of Lenders, in the monies due and to become due to a Borrower or Guarantor (including, without limitation, credits and reserves) under the Credit Card Agreements, and agreeing to transfer all such amounts to the Blocked Accounts, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced; sometimes being referred to herein individually as a “Credit Card Acknowledgement.”

1.33  “Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or Guarantor for the benefit of any Borrower or Guarantor, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 8.16 hereto.

1.34  “Credit Card Issuer” shall mean any person (other than a Borrower or Guarantor) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through Comdata Network, Inc., EFS Transportation Services, Inc., American Express Travel Related Services Company, Inc., and Discover Financial Services, Inc.

1.35  “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s or Guarantor’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

1.36  “Credit Card Receivables” shall mean, collectively, (a) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor arising from the sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of any Borrower or Guarantor to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise.

1.37  “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.38  “Customer Loyalty Accounts” shall mean, collectively, (a) the investment account of Petro maintained with Wells Fargo Institutional Securities, LLC which bears account number 793-2466633981 and (b) one other investment account of a Borrower or Guarantor established after the date hereof designated in writing by the Administrative Borrower to Agent as a Customer Loyalty Account and agreed to by Agent.

1.39  “Customer Loyalty Account Assets” shall mean the Customer Loyalty Accounts and all cash and Cash Equivalents deposited therein or credit thereto; provided, that, in no event shall the aggregate balance of all cash and Cash Equivalents deposited therein or credited thereto at any time exceed the lesser of (a) the accrued and unpaid amounts owing by Borrowers and Guarantors under a customer loyalty program maintained by Borrowers and Guarantors or (b) $8,000,000.

1.40  “Debt Incurrence Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) EBITDAR of such Person for such Period, to (b) the Fixed Charges of such Person for such period.

1.41  “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.42  “Defaulting Lender” shall have the meaning set forth in Section 6.10 hereof.

1.43  “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agent, by and among Agent, the Borrower or Guarantor with a deposit account at any bank and the bank at which such deposit account is at any time maintained.

1.44  “Disqualified Capital Stock” shall mean any Capital Stock if any Borrower or Guarantor shall be required (a) to pay any cash dividends or cash distributions in respect of such Capital Stock or (b) to purchase or redeem such Capital Stock or make any payment in respect of such Capital Stock, in each case except as otherwise permitted by Section 9.11 hereof.

1.45  “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to (without duplication): (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) the sum of the following (in each case to the extent deducted in the computation of Consolidated Net Income of such Income): (i) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest, compensation expenses settled in Capital Stock of such Person, and deferred compensation) for such period, all in accordance with GAAP, plus (ii) Interest Expense for such period, plus (iii) the Provision for Taxes for such period, plus (iv) restructuring charges for severance, retention, relocation and similar employee payments incurred during such period, plus (v) non-recurring costs and expenses incurred during such period in connection with the issuance, extinguishment or defeasance of Indebtedness of such Person, plus (vi) extraordinary items and the cumulative effects of a change in accounting principles of such Person during such period, plus (vii) any loss from discontinued operations of such Person during such period, plus (viii) other non-recurring charges incurred by such Person during such period (to the extent approved by Agent in writing), minus (c) any income from discontinued operations of such Person during such period (to the extent included in the computation of Consolidated Net Income of such Person); provided, that, with respect to each of the amounts described in clauses (b)(iv) through (b)(viii) and (c) above, Agent shall have received calculations and supporting information relating thereto, which are in form and substance reasonably satisfactory to Agent.

1.46  “EBITDAR” shall mean, as to any Person, with respect to any period, an amount equal to (without duplication): (a) the EBITDA of such Person and its Subsidiaries for such period, plus (b) Consolidated Rental Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

1.47  “Eligible Accounts” shall mean Accounts (other than Credit Card Receivables) created by a Borrower which satisfy and continue to satisfy the criteria set forth below:

(a)                                  such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business (including Accounts which arise from any sale made by any restaurant owned and operated by a Borrower) which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)                                 such Accounts are not unpaid more than thirty (30) (or, solely in the case of Accounts arising from goods sold or services rendered by a Borrower’s repair shop, sixty (60)) days after the date of the original invoice for them;

(c)                                  such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)                                 such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)                                  the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, promptly upon Agent’s request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Agent to perfect the security interests of Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Agent and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)                                    such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)                                 the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h)                                 there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts in any material respect or reduce the amount payable or delay payment thereunder;

(i)                                     such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted under Sections 9.8(b) and (i) hereof;

(j)                                     neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee, agent or other Affiliate of any Borrower or Guarantor;

(k)                                  the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent;

(l)                                     there are no proceedings or actions known to Agent or any Borrower which are threatened or pending against the account debtors with respect to such Accounts which  could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)                               the aggregate amount of such Accounts owing by a single account debtor do not constitute more than ten (10%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n)                                 such Accounts are not owed by an account debtor who has Accounts unpaid more than thirty (30) (or, solely in the case of Accounts arising from goods sold or services rendered by a Borrower’s repair shop, sixty (60)) days after the original invoice date for them which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)                                 the account debtor is not located in New Jersey, West Virginia, Minnesota or another state requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such

Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)                                 the sale of goods or the rendition of services giving rise to such Account is not supported by a performance bond unless the issuer of such bond shall have waived in writing any rights or interest in and to all Collateral, in form and substance reasonably satisfactory to Agent;

(q)                                 Such Accounts have been billed and invoiced to the account debtor with respect thereto, except to the extent that the amount of Accounts which have not been so billed and invoiced do not exceed twenty five (25%) percent of the Maximum Credit at any time; provided, that, any such Account shall cease to be Eligible Accounts unless such Account shall have been billed and invoiced within seven (7) Business Days after the date such Account is created; and

(r)                                    such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith (such that in the good faith determination of Agent, such an account debtor does not have, or could reasonably be expected not to have, the financial ability to satisfy its outstanding Accounts).

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in any material respect in the good faith determination of Agent.

1.48  “Eligible Cash Collateral” shall mean the cash or Cash Equivalents (in each case denominated in United States Dollars) of a Borrower which are: (a) pledged by such Borrower to Agent pursuant to an agreement in form and substance reasonably satisfactory to Agent; (b) free and clear of any lien, security interest, claim or other encumbrance or restriction, except (i) liens in favor of Agent and (ii) the liens of the financial intermediary holding such cash or Cash Equivalents to the extent such liens are expressly permitted by the account control agreement described in clause (d) below, (c) subject to the first priority, valid and perfected security interest and pledge in favor of Agent, except (as to priority) for liens in favor of the financial intermediary holding such cash or Cash Equivalents to the extent such liens are expressly permitted to have priority by the account control agreement described in clause (d) below; (d) subject to an account control agreement by and among the financial intermediary holding such cash or Cash Equivalents, such Borrower and Agent, in form and substance reasonably satisfactory to Agent and duly authorized, executed and delivered by such financial intermediary and such Borrower; and (e) available to such Borrower without condition or restriction except those arising pursuant to the pledge in favor of Agent.

1.49  “Eligible Credit Card Receivables” shall mean, as to each Borrower, Credit Card Receivables of such Borrower which satisfy and continue to satisfy the criteria set forth below:

(a)                                  such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Borrower in the ordinary course of the business of such Borrower (including Credit Card Receivables which arise from any sale made by any restaurant owned and operated by a Borrower) which transactions are completed in accordance with the terms and provisions contained in any agreements binding on such Borrower or the other party or parties related thereto;

(b)                                 such Credit Card Receivables are not past due (beyond any stated applicable grace period, if any, therefor) pursuant to the terms set forth in the Credit Card Agreements with the Credit Card Issuer or Credit Card Processor of the credit card or debit card used in the purchase which give rise to such Credit Card Receivables;

(c)                                  such Credit Card Receivables are not unpaid more than five (5) Business Days (or, solely in the case of Credit Card Receivables arising from the use of a card issued by Comdata Network, Inc. or EFS Transportation Services Inc., ten (10)) Business Days) after the date of the sale of inventory or rendition of services giving rise to such Credit Card Receivables;

(d)                                 all material procedures required by the Credit Card Issuer or the Credit Card Processor of the credit card or debit card used in the purchase which gave rise to such Credit Card Receivables shall have been followed by such Borrower and all documents required for the authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained in connection with the sale giving rise to such Credit Card Receivables;

(e)                                  the required authorization and approval by such Credit Card Issuer or Credit Card Processor shall have been obtained for the sale giving rise to such Credit Card Receivables;

(f)                                    such Borrower shall have submitted all materials required by the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivables in order for such Borrower to be entitled to payment in respect thereof;

(g)                                 the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(h)                                 such Credit Card Receivables comply with the applicable terms and conditions contained in Section 7.2 of this Agreement;

(i)                                     the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Credit Card Receivables (other than setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstance of such Borrower), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Borrower to such Credit Card Issuer or Credit Card Processor pursuant to such fees, chargebacks, setoffs and deductions may be deemed Eligible Credit Card Receivables;

(j)                                     the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not setoff against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Borrower for the purpose of establishing a reserve or collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor (notwithstanding the foregoing the Credit Card Issuer or Credit Card Processor may have setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower);

(k)                                  there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Credit Card Receivables in any material respect or reduce the amount payable or delay payment thereunder (other than for setoffs for fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Borrower as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor);

(l)                                     such Credit Card Receivables are subject to the first priority, valid and perfected security interest and lien of Agent, for and on behalf of itself and Lenders, and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any security interest or lien in favor or any person other than Agent except as otherwise permitted in this Agreement, in each case subject to and in accordance with the terms and conditions applicable hereunder to any such permitted security interest or lien;

(m)                               there are no proceedings or actions known to Agent or any Borrower which are pending or threatened against the Credit Card Issuers or Credit Card Processors with respect to such Credit Card Receivables which could reasonably be expected to result in any material adverse change in the financial condition of any such Credit Card Issuer or Credit Card Processor;

(n)                                 such Credit Card Receivables are owed by Credit Card Issuers or Credit Card Processor deemed creditworthy at all times by Agent in good faith (such that in the good faith determination of Agent, such Credit Card Issuer or Credit Card Processor does not have, or could reasonably be expected not to have, the financial ability to satisfy its outstanding Accounts);

(o)                                 no event of default has occurred and is continuing under the Credit Card Agreement of such Borrower with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payment to such Borrower or any Guarantor and no event shall have occurred which gives such Credit Card Issuer or Credit Card Processor the right to setoff against amounts otherwise payable to such Borrower, including on behalf of a Guarantor (other than for then current fees and chargebacks consistent with the current practices of such Credit Card Issuer or Credit Card Processor as of the date hereof or as such practices may hereafter change as a result of changes to the policies of such Credit Card Issuer or Credit Card Processor applicable to its customers generally and unrelated to the circumstances of such Borrower or any Guarantor), except as may have been waived in writing on terms and conditions reasonably satisfactory to Agent pursuant to the Credit Card Acknowledgement by such Credit Card Issuer or Credit Card Processor), or the right to establish reserves or establish or demand collateral, and the Credit Card Issuer or Credit Card Processor has not sent any written notice of default and/or notice of its intention to cease or suspend payments to such Borrower in respect of such Credit Card Receivables or to establish reserves or cash collateral for obligations of such Borrower to such Credit Card Issuer or Credit Card Processor, and such Credit Card Agreements are otherwise in full force and effect and constitute the legal, valid, binding and enforceable obligations of the parties thereto;

(p)                                 Agent shall have received, in form and substance satisfactory to Agent in good faith, a Credit Card Acknowledgment duly authorized, executed and delivered by the Credit Card Issuer (except as Agent may otherwise agree) or Credit Card Processor for the credit card or debit card used in the sale which gave rise to such Credit Card Receivable (except as Agent may otherwise agree), such Credit Card Acknowledgment shall be in full force and effect and the Credit Card Issuer or Credit Card Processor party thereto shall be in compliance with the terms thereof;

(q)                                 the terms of the sale giving rise to such Credit Card Receivables and all practices of such Borrower and Guarantors with respect to such Credit Card Receivables comply in all material respects with applicable Federal, State, and local laws and regulations; and

(r)                                    the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable.

Credit Card Receivables which would otherwise constitute Eligible Credit Card Receivables pursuant to this Section will not be deemed ineligible solely by virtue of the Credit Card Agreements with respect thereto having been entered into by any Guarantor, for the benefit of Borrowers. General criteria for Eligible Credit Card Receivables may only be changed and any new criteria for Eligible Credit Card Receivables may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) existing on the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Credit Card Receivables in any material respect in the good faith determination of Agent.

1.50  “Eligible Equipment” shall mean, as to each Borrower, Equipment owned by such Borrower and included in an appraisal of Equipment received by Agent in accordance with the requirements of this Agreement, which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted) and in each case acceptable to Agent in good faith based on the criteria set forth below. In general, Eligible Equipment shall not include (a) Equipment at premises other than those owned or leased and controlled by any Borrower, except any Equipment which would otherwise be deemed Eligible Equipment that is not located at premises owned and operated by any Borrower may nevertheless be considered Eligible Equipment: as to locations which are leased by a Borrower if either Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established such Reserves in respect of amounts at any time payable by any Borrower or its affiliates to the owner and lessor thereof as Agent shall determine in good faith (it being understood that the Letter Agreements, dated even date herewith, by HPT and/or certain of its affiliates in favor of Agent shall not been deemed to be satisfactory Collateral Access Agreements for purposes of this clause (a)); (b) Equipment subject to a security interest or lien in favor of any person other than Agent except those permitted hereunder that are subject to an intercreditor agreement in form and substance  reasonably satisfactory to Agent between the holder of such security interest or lien and Agent); (c) Equipment located outside the United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interest of Agent; (e) damaged or defective Equipment or Equipment not used or usable in the ordinary course of such Borrower’s business as presently conducted; (f) office equipment or motor vehicles; or (g) Equipment which constitutes fixtures. The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent acting in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from any Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect such Equipment in any material respect in the good faith determination of Agent.

1.51  “Eligible Inventory” shall mean, as to each Borrower, Inventory of such Borrower consisting of finished goods (including gasoline and diesel fuel) held for resale in the ordinary course of the business of such Borrower that are acceptable to Agent based on the criteria set forth below. In general, Eligible Inventory shall not include (a) any inventory sold or intended to be sold by any restaurant owned or operated by any Borrower or Guarantor; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in such Borrower’s business; (f) Inventory at premises other than those owned or leased and controlled by any Borrower, except any Inventory which would otherwise be deemed Eligible Inventory that is not located at premises owned and operated by any Borrower may nevertheless be considered Eligible Inventory as to locations which are leased by a Borrower, if either Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor or Agent shall have established such Reserves in respect of amounts at any time payable by any Borrower or its affiliates to the owner and lessor thereof as Agent shall determine in good faith; (g) Inventory subject to a security interest or lien in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Agent between the holder of such security interest or lien and Agent; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory that is not subject to the first priority, valid and perfected security interest of Agent; (k) returned, damaged and/or defective Inventory; (l) Inventory purchased or sold on consignment; (m) Inventory located outside the United States of America; (n) Inventory which is subject to or uses a trademark or other intellectual property licensed by a third party to a Borrower unless either (i) Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, from such third party licensor in favor of Agent, duly authorized, executed and delivered by such Borrower and such third party licensor or (ii) Agent shall have otherwise determined that Agent has the right to sell such Inventory; and (o) inventory (excluding shop inventory) which is not tracked on a perpetual reporting system reasonably satisfactory to Agent. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or

(ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in any material respect in the good faith determination of Agent.

1.52  “Eligible Real Property” shall mean, as to each Borrower, Real Property owned by such Borrower in fee simple and included in an appraisal of such Real Property received by Agent in accordance with the requirements of this Agreement and in each case acceptable to Agent in good faith based on the criteria set forth below. Eligible Real Property shall not include: (a) Real Property which is not owned and operated by a Borrower; (b) Real Property subject to a security interest, lien or mortgage or other encumbrance in favor of any person other than Agent, except those permitted under Sections 9.8(b), (d) and (i) hereof; (c) Real Property that is not located in the United States of America; (d) Real Property that is not subject to the valid and enforceable, first priority, perfected security interest, lien and mortgage of Agent; (e) Real Property where Agent determines that issues relating to compliance with Environmental Laws materially adversely affect the value thereof or the ability of Agent to sell or otherwise dispose thereof (but subject to the right of Agent to establish Reserves after the date hereof to reflect such material adverse affect); (f) except as Agent may otherwise determine, Real Property improvements located on land which is not owned in fee simple by such Borrower; and (g) Real Property improved with residential housing. The criteria for Eligible Real Property set forth above may only be changed and any new criteria for Eligible Real Property may only be established by Agent acting in good faith based on either: (1) an event, condition or other circumstance arising after the date hereof, or (2) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from any Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect such Real Property in any material respect in the good faith determination of Agent.

1.53  “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; and (d) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent (which approval shall not be unreasonably withheld or delayed), provided, that, (i) in the case of any assignment to an Eligible Transferee described under clauses (c) and (d) above, Administrative Borrower shall have the right to approve the assignee under such assignment, such approval not to be unreasonably withheld, conditioned or delayed by Administrative Borrower, except, that, Administrative Borrower’s approval shall not be required (A) after the occurrence and during the continuance of an Event of Default, or (B) in connection with an assignment by Lender upon the merger, consolidation, sale of such Lender or other disposition of all or any portion of any Lender’s business, loan portfolio or other assets, (ii) neither any Borrower nor any Guarantor or any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee and (iii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower or Guarantor shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.54  “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.55  “Equipment” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.56  “Equipment Availability” shall mean (a) prior to the date on which the Equipment Availability Conditions have been satisfied, zero (0), and (b) from and after the date on which the Equipment Availability Conditions have been satisfied as reasonably determined by Agent, the amount equal to eighty five (85%) percent of the net liquidation value of the Eligible Equipment as set forth in the most recent acceptable appraisal of such Equipment received by Agent in accordance with the terms hereof (net of liquidation expenses, costs and commissions): provided, that, the Equipment Availability shall be reduced on the first day of each calendar quarter, commencing with the first full calendar quarter following the date on which the Equipment Availability Conditions have been satisfied, by an amount equal to the initial Equipment Availability Calculated in accordance with this clause (b) divided by twenty (20).

1.57  “Equipment Availability Conditions” shall mean, collectively, the following:  (a) Agent shall have received a written request from Administrative Borrower to include the Equipment Availability in the Borrowing Base (which request shall be irrevocable); and (b) Agent shall have received a written appraisal as to each item of Equipment constituting Eligible Equipment, which shall be in form, scope and methodology satisfactory to Agent and by an appraiser acceptable to Agent and which shall be addressed to Agent and shall reveal results acceptable to Agent.

1.58  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.59  “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower, any Guarantor or any of its or their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.60  “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan for which the Pension Benefit Guaranty Corporation notice requirement has not been waived; (b) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the occurrence of a “prohibited transaction” with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower, Guarantor or any of its or their respective Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower, Guarantor or any ERISA Affiliate from a Multiemployer Plan or a cessation of operations which is treated as such a withdrawal or notification that a Multiemployer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Plan; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (i) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, Guarantor or any ERISA Affiliate in excess of $1,500,000 and (j) any other event or condition with respect to a Plan including any Plan subject to Title IV of ERISA maintained, or contributed to, by any ERISA Affiliate that could reasonably be expected to result in liability of any Borrower in excess of $1,500,000 (other than the funding of benefits in accordance with the terms of such Plan).

1.61  “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

1.62  “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.63  “Excess Availability” shall mean the amount, as determined by Agent, calculated at any date, equal to: (a) the lesser of: (i) the Borrowing Base and (ii) the Maximum Credit (in each case under (i) or (ii) after giving effect to any Reserves), minus (b) the sum of: (i) the amount of all then outstanding Revolving Loans, plus (ii) the amount of all then outstanding Letter of Credit Accommodations.

1.64  “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.65  “Excluded Assets” shall mean (a) Petro’s accounts receivable and contract rights which (in each case) represent the right to payments in respect of credit card receivables paid to Petro by Comdata Network, Inc. under the Agreement, dated as of March 3, 1999, by and between Petro and Comdata Network, Inc. (the “1999 Comdata Agreement”), except that the assets described in this clause (a) shall not constitute Excluded Assets if (i) the prohibition on granting liens on such assets contained in the 1999 Comdata Agreement is unenforceable under the UCC or other applicable law or (ii) such prohibition is terminated, waived or otherwise ceases to be effective, (b) Real Property, except that any Real Property, automatically and without any further action, shall cease to be Excluded Assets and shall be subject to the security interest and lien of Agent at such time as such Real Property shall be included in the calculation of the Borrowing Base, (c) commercial tort claims other than commercial tort claims that arise in connection with or are related to any assets which are or at any time were included in the calculation of the Borrowing Base, (d) investment property consisting of Capital Stock in any Person which is (i) not publicly listed unless such Person is a direct Subsidiary of a Borrower or Guarantor, or (ii) an Excluded Subsidiary, (e) the Customer Loyalty Account Assets and (f) all proceeds of the foregoing.

1.66  “Excluded Subsidiary” shall mean (a) each Subsidiary of Parent listed on Schedule 1.66 hereto and (b) a Subsidiary of Parent formed or acquired after the date hereof, which is designated as an “Excluded Subsidiary” in writing by Parent to Agent after the date hereof and which is not a Borrower, Guarantor or Specified Subsidiary.

1.67  “Existing HPT Leases” shall mean, collectively, (a) the Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing, as modified by the Letter Agreement, dated  even date herewith, by and among HPT TA Properties Trust, HPT TA Properties LLC, Borrowers, Guarantors and Agent, and (b) the Lease Agreement dated as of May 30, 2007, by and among HPT PSC Properties Trust, HPT PSC Properties LLC and Petro Shopping Centers, L.P., as modified by the Letter Agreement, dated even date herewith, by and among HPT PSC Properties Trust, HPT PSC Properties LLC, Borrowers, Guarantors and Agent, in each case as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.68  “ExxonMobil” shall mean, collectively, ExxonMobil Oil Corporation and Mobil Diesel Supply Corporation.

1.69  “Fee Letter” shall mean the letter agreement, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.70  “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements, deposit account control agreements, investment property control agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement; provided, that, the Financing Agreements shall not include Hedge Agreements.

1.71  “Fixed Asset Availability” shall mean the amount equal to the lesser of (a) the sum of the Equipment Availability and the Real Property Availability or (b) the Fixed Asset Availability Limit.

1.72  “Fixed Asset Availability Limit” shall mean, at any time, the amount equal to twenty (20%) percent of the Maximum Credit.

1.73  “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to (i) the EBITDAR of such Person for such period, minus (ii) all Capital Expenditures of such Person during such period to the extent such Capital Expenditures are not financed with the proceeds of (A) Indebtedness permitted under Section 9.9 hereof or (B) amounts paid by any landlord to Borrowers pursuant to any Lease Agreement for the purpose of financing such Capital Expenditures (or reimbursing Borrowers for such Capital Expenditures), minus (iii) taxes paid during such period in cash, to (b) the Fixed Charges of such Person for such period.

1.74  “Fixed Charges” shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) all Interest Expense during such period (other than interest payments in respect of Indebtedness under the Petro Indenture to the extent such Interest Expense is paid with the proceeds of the Petro Indenture Cash Collateral), plus (b) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of (i) Indebtedness for borrowed money (other than (A) payments in respect of Revolving Loans which do not result in a reduction of the Commitments and (B) payments in respect of the principal amount of Indebtedness under the Petro Indenture to the extent such principal payments are paid with the proceeds of the Petro Indenture Cash Collateral) and (ii) Indebtedness with respect to Capital Leases (and without duplicating items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases) during such period, plus (c) all Consolidated Rental Expense paid in cash during such Period, plus (d) all dividends paid (or deemed to have been paid) by Parent during such period pursuant to Section 9.11(c) hereof.

1.75  “Foreign Subsidiary” shall mean any Subsidiary of a Borrower or Guarantor which is incorporated or formed under the laws of a jurisdiction outside the United States of America.

1.76  “Freightliner Agreement” shall mean the Freightliner Express Operating Agreement, dated as of July 21, 1999, by and among Freightliner Corporation, TA Operating Corporation (as predecessor in interest to TA Operating) and TA Franchise Systems, Inc. (as predecessor in interest to TA Franchise Systems LLC), as amended by Amendment No. 1 to Operating Agreement dated as of November 9, 2000, Amendment No. 2 to Operating Agreement dated as of April 15, 2003 and Amendment No. 3 to Operating Agreement dated as of July 26, 2006 and as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.77  “Fuel Inventory Loan Limit” shall mean twenty (20%) percent of the Maximum Credit.

1.78  “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants

and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Section 9.17 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.79  “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.80  “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.81  “Hedge Agreement” shall mean an agreement between any Borrower or Guarantor and a Bank Product Provider that is a rate swap agreement, basis swap, forward rate agreement, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any of the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates or currency valuations, but not for the purpose of protecting against or managing exposure to fluctuations in commodity prices; sometimes being collectively referred to herein as “Hedge Agreements.”

1.82  “HPT” shall mean Hospitality Properties Trust, a Maryland real estate investment trust, and its successors and assigns.

1.83  “HPT Companies” shall mean the collective reference to HPT and its Subsidiaries; provided, that, in no event shall the HPT Companies include any Borrower or Guarantor or any of their respective Subsidiaries.

1.84  “Indebtedness” shall mean, with respect to any Person, any liability, whether or not contingent, (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services payable in accordance with customary trade practices; (c) all obligations as lessee under leases which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such

Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefore, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) without duplication, all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person (marked to market) arising under swap agreements, cap agreements and collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values; (i) all obligations owed by such Person under License Agreements with respect to non-refundable, advance or minimum guarantee royalty payments; and (j) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off-balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.85  “Information Certificate” shall mean, collectively, the Information Certificates of Borrowers and Guarantors constituting Exhibit B hereto containing material information with respect to Borrowers and Guarantors, their respective businesses and assets provided by or on behalf of Borrowers and Guarantors to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.86  “Intellectual Property” shall mean, as to each Borrower and Guarantor, such Borrower’s and Guarantor’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.87  “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person and its Subsidiaries, whether paid or accrued during such period (including the interest component of

Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts, and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, but excluding interest paid in property other than cash during such period.

1.88  “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then-current term of this Agreement.

1.89  “Interest Rate” shall mean,

(a)                                  Subject to clause (b) of this definition below:

(i)                                     as to Prime Rate Loans, a rate equal to the then Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate, and

(ii)                                  as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate (in each case, based on the London Interbank Offered Rate applicable for the Interest Period as in effect two (2) Business Days prior to the commencement of such Interest Period, whether such rate is higher or lower than any rate previously selected by a Borrower).

(b)                                 Notwithstanding anything to the contrary contained herein, Agent may, at its option, and Agent shall, at the direction of the Required Lenders, increase the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans in each case to the highest percentage set forth in the definition of the term Applicable Margin for each category of Revolving Loans (without regard to the amount of Monthly Average Adjusted Excess Availability) plus two (2%) percent per annum: (i) for the period (A) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations in immediately available funds and (B) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing and (ii) on Revolving Loans at any time outstanding in excess of the Borrowing Base (whether or not such excess(es) arise or are made with or without the knowledge or consent of Agent or any Lender and whether made before or after an Event of Default).

1.90  “Inventory” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower or Guarantor as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower or Guarantor under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.

1.91  “Inventory Loan Limit” shall mean fifty (50%) percent of the Maximum Credit.

1.92  “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, any Borrower or Guarantor (as the case may be) and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower or Guarantor.

1.93  “Lease Agreement” shall mean any Existing HPT Lease or any other lease agreement entered into by a Borrower or Guarantor or Specified Subsidiary pursuant to which such Borrower or Guarantor or Specified Subsidiary leases Real Property (and related personal property) from any other Person.

1.94  “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.95  “Letter of Credit Accommodations” shall mean, collectively,  the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.96  “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.97  “Loans” shall mean the Revolving Loans.

1.98  “London Interbank Offered Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

1.99  “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and Guarantors (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the ability of Borrowers to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any of the other Financing Agreements as and when to be performed; or (e) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Agent and Lenders under this Agreement or any of the other Financing Agreements.

1.100  “Material Contract” shall mean (a) the Shared Services Agreement, (b) each of the Existing HPT Leases, (c) the Freightliner Agreement, (d) the Sublease Agreement, dated as of January 31, 2007, by and between TA Operating and TA Leasing and (e) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which any Borrower or Guarantor is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.

1.101  “Material License Agreement” shall mean each License Agreement to which any Borrower or Guarantor is a party which constitutes a Material Contract; sometimes referred to herein collectively as “Material License Agreements.”

1.102  “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.103  “Maximum Credit” shall mean the amount of $100,000,000, as such amount may be increased in accordance with Section 2.3 hereof.

1.104  “Monthly Average Adjusted Excess Availability” shall mean, at any time, the daily average of the Adjusted Excess Availability for the immediately preceding calendar month.

1.105  “Multiemployer Plan” shall mean a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower, Guarantor or any ERISA Affiliate.

1.106  “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on a “going out of business “ basis as set forth in the most recent acceptable appraisal of Inventory received by Agent in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the applicable average cost of the aggregate amount of the Inventory subject to such appraisal.

1.107  “New Lending Office” shall have the meaning specified in Section 6.13 hereof.

1.108  “Non-US Lender” shall have the meaning set forth in Section 6.13 hereof.

1.109  “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to such Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, or secured or unsecured and (b) for purposes of Section 5.1 hereof and the Security Provisions and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers or Guarantors to Agent or any Bank Product Provider arising under or pursuant to any Bank Products, whether now existing or hereafter arising, provided, that, (i) as to any such obligations, liabilities and indebtedness arising under or pursuant to a Hedge Agreement, the same shall only be included within the Obligations if upon Agent’s request, Agent shall have entered into an agreement, in form and substance  reasonably satisfactory to Agent, with the Bank Product Provider that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers and Guarantors, providing for the delivery to Agent by such counterparty or information with respect to the amount of such obligations and providing for the other rights of Agent and such Bank Product Provider in connection with such arrangements, (ii) any Bank Product Provider, other than Wachovia and its Affiliates, shall have delivered written notice to Agent that (A) such Bank Product Provider has entered into a transaction to provide Bank Products to a Borrower and Guarantor and (B) the obligations arising pursuant to such Bank Products provided to Borrowers and Guarantors constitute Obligations entitled to the benefits of the security interest of Agent granted hereunder, and (iii) in no event shall any Bank Product Provider to whom such obligations, liabilities or indebtedness are owing be deemed a Lender for purposes hereof to the extent of and as to such obligations, liabilities or indebtedness other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7. 12.9, 12.12, 13.1(a) (but solely to the extent relating to the delivery of cash collateral for Obligations arising under or in connection with any Bank Products), and 13.6 hereof.

1.110  “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantors), other than Borrowers.

1.111  “Other Taxes” shall have the meaning specified in Section 6.13 hereof.

1.112  “Parent” shall mean TravelCenters of America LLC, a Delaware limited liability company, and its successors and assigns.

1.113  “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.114  “Perishable Inventory” shall mean Inventory consisting of dairy, frozen foods, deli, bread, sweet snacks and other perishable grocery items.

1.115  “Permitted Acquisitions” shall mean the purchase by a Borrower or Guarantor (whether directly or indirectly through a Specified Subsidiary) after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (including pursuant to a merger with such Person or the formation of a wholly owned Subsidiary solely for such purpose that is merged with such Person) or of all or a majority of the Capital Stock of such Person (such assets or Person being referred to herein as the “Acquired Business”) in one or a series of transactions that satisfies each of the following conditions as determined by Agent:

(a)           the Acquired Business shall be an operating company that engages in a line of business substantially similar to the business that Borrowers are engaged in on the date hereof or any business reasonably related or complementary to such line of business,

(b)           Agent shall have received all items required by Sections 5.2 and 9.21 in connection with the Acquired Business (subject to the terms of Section 9.21(d) hereof),

(c)           in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(d)           Excess Availability plus Unrestricted Cash shall not be less than  the amount equal to thirty-five (35%) percent of the Maximum Credit, as of the date of such acquisition and immediately after giving effect thereto,

(e)           no Default or Event of Default shall have occurred and be continuing as of the date of the acquisition or any payment in respect thereof made on or about the closing date of such acquisition and after giving effect to the acquisition or such payment,

(f)            in the case of an acquisition of Capital Stock of another Person, such Person shall be organized under the laws of a jurisdiction within the United States except that such Person acquired pursuant to such acquisition may be organized under the laws of a jurisdiction outside the United States if (i) one or more other Persons acquired pursuant to such acquisition is organized under the laws of a jurisdiction within the United States and (ii) the book value of the assets of such Person shall not exceed five (5%) of the book value of the assets of all such other Persons,

(g)           in the case of an acquisition of assets or a business or division of another Person, such assets, business or division shall be located within the United States except that such assets, business or division acquired pursuant to such acquisition may be located outside the United States if (i) other assets, businesses or divisions which are acquired pursuant to such acquisition are located within the United States and (ii) the book value of such assets, business or division shall not exceed five (5%) percent of the book value of such other assets, business or divisions,

(h)           in the case of an acquisition where the consideration paid or payable is greater than $25,000,000, Agent shall have received not less than five (5) Business Days’ prior written notice (or such lesser period as to which Agent may reasonably consent) of such acquisition;

(i)            in the case of an acquisition of more than one travel center location, Agent shall have received a certificate of the chief financial officer or chief executive officer of Administrative Borrower certifying to Agent and Lenders as to the matters set forth above in this definition, and

(j)            in the case of an acquisition of only a single travel center location, Agent shall receive, on or prior to the date on which Borrowers and Guarantors are required to deliver the next succeeding Compliance Certificate pursuant to Section 9.6(a) hereof, a certificate of the chief financial officer or chief  executive officer of Administrative Borrower certifying to Agent and Lender as to the matters set forth above in this definition.

1.116  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.117  “Petro Companies” shall mean, collectively, Petro, Petro Distributing and Petro Financial.

1.118  “Petro Existing Letters of Credit” shall mean the letters of credit issued for the account of any of the Petro Companies or for which any of the Petro Companies are liable which are listed on Schedule 1.118 hereto.

1.119  “Petro Existing Security Agreement” shall mean the Security, Collateral Agency and Intercreditor Agreement, dated as of February 9, 2004, among Petro, certain affiliates of Petro, Wells Fargo Bank, N.A., as agent and collateral agent, the Petro Indenture Trustee and ExxonMobil Oil, as the same now exists or may hereafter be amended in accordance with the terms hereof.

1.120  “Petro Existing Security Agreement Termination Date” shall have the meaning set forth in Section 9.23 hereof.

1.121  “Petro Indenture” shall mean the Indenture, dated as of February 9, 2004, by and among the Petro Companies, Petro Stopping Centers Holdings, L.P., Petro, Inc. and the Petro Indenture Trustee, as amended by the First Supplemental Indenture, dated as of February 9, 2004.

1.122  “Petro Indenture Cash Collateral” shall have the meaning set forth in Section 8.3 hereof.

1.123  “Petro Indenture Trustee” shall mean The Bank of New York, as trustee under the Petro Indenture.

1.124   “Petro Lien Effective Date “ shall mean the earlier of (a) the date which is ninety (90) days after the date of this Agreement (or such later date as to which Agent shall consent in writing, which consent shall not be unreasonably withheld so long as the Petro Companies are continuing to diligently use their commercially reasonable efforts to cause all of the Petro Existing Letters of Credit to be terminated), (b) the first date on which all of the Petro Existing Letters of Credit have expired or been terminated or (c) the date on which the negative pledge clause contained in the Petro Existing Security Agreement is waived or otherwise ceases to be effective as to the liens of Agent; provided, that, in no event shall the Petro Lien Effective Date be later than August 31, 2008.

1.125  “Petro Travel Plaza Operating Agreement” shall mean the Limited Liability Company Operating Agreement of Petro Travel Plaza LLC, dated as of December 5,

1997, by and among Petro Shopping Centers, L.P., Tejon Development Corporation and Tejon Ranch Company, as amended by the First Amendment to the Limited Liability Company Operating Agreement of Petro Travel Plaza LLC, dated as of January 1, 1999, and the Second Amendment to the Limited Liability Company Operating Agreement of Petro Travel Plaza LLC, dated as of December 19, 2002, as in effect on the date hereof.

1.126  “Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower or Guarantor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years.

1.127  “Prime Rate” shall mean the rate from time to time publicly announced by Wachovia Bank, National Association, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank.

1.128  “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

1.129  “Propco” shall mean any Guarantor formed or acquired after the date hereof which does not own, and will not own or acquire, any assets other than Real Property and Equipment and which has been designated in writing after the date hereof as a “Propco” by Parent to Agent.

1.130  “Pro Rata Share” shall mean as to any Lender, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments of Lenders, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Accommodations.

1.131  “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, Provincial, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.132  “Qualified Assumed Indebtedness” shall mean Indebtedness of a Person which becomes a Borrower or Guarantor after the date hereof in connection with a Permitted Acquisition; provided, that, (a) such Indebtedness existed prior to the closing of such Permitted Acquisition and (b) such indebtedness was not created or incurred in connection with, or in anticipation of, such Permitted Acquisition.

1.133  “Real Property” shall mean all now owned and hereafter acquired real property of each Borrower and Guarantor, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

1.134  “Real Property Availability” shall mean (a) prior to the date on which the Real Property Availability Conditions have been satisfied, zero (o), and (b) from and after the date on which the Real Property Availability Conditions have been satisfied as reasonably determined by Agent, the amount equal to sixty five (65%) percent of the fair market value of Eligible Real Property as set forth in the most recent acceptable appraisal of such Real Property received by Agent in accordance with the terms hereof; provided, that, the Real Property Availability shall be reduced on the first day of each calendar quarter, commencing with the first full calendar quarter following the date on which the Real Property Availability Conditions have been satisfied, by an amount equal to the initial Real Property Availability calculated in accordance with this clause (b) divided by twenty eight (28).

1.135  “Real Property Availability Conditions” shall mean, collectively, the following:

(a)           Agent shall have received a written request from Administrative Borrower to include the Real Property Availability in the Borrowing Base (which request shall be irrevocable);

(b)           Agent shall have received, as to each parcel of Real Property constituting Eligible Real Property, a mortgage or deed of trust encumbering such Real Property, in form and substance reasonably satisfactory to Agent, duly authorized, executed and delivered by the applicable Borrower;

(c)           Agent shall have received a written appraisal as to each parcel of Real Property constituting Eligible Real Property, which shall be in form, scope and methodology reasonably acceptable to Agent and by an appraiser acceptable to Agent and which shall be addressed to Agent and shall reveal results acceptable to Agent;

(d)           Agent shall have received environmental audits of each parcel of Real Property constituting Eligible Real Property, conducted by an independent environmental engineering firm acceptable to Agent, and in form, scope and methodology reasonably satisfactory to Agent, confirming that (i) each Borrower and Guarantor is in compliance with all material applicable Environmental Laws with respect to such Real Property and (ii) the absence of any material environmental problems with respect to such Real Property; and

(e)           Agent shall have received, in form and substance reasonably satisfactory to Agent, a valid and effective title insurance policy issued by a company and agent reasonably acceptable to Agent: (i) insuring the priority, amount and sufficiency of each mortgage and deed of trust described in clause (b) above, (ii) insuring against matters that would be disclosed by surveys and (iii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for protection of its interests.

1.136  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower and Guarantor: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower or Guarantor; (d)  letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or Guarantor or otherwise in favor of or delivered to any Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower or Guarantor, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or Guarantor or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower or Guarantor) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower or Guarantor (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower or Guarantor in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Borrower or Guarantor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower or Guarantor is a beneficiary).

1.137  “Records” shall mean, as to each Borrower and Guarantor, all of such Borrower’s and Guarantor’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of any Borrower or Guarantor with respect to the foregoing maintained with or by any other person).

1.138  “Reference Bank” shall mean Wachovia Bank, National Association, or such other bank as Agent may from time to time designate.

1.139  “Register” shall have the meaning set forth in Section 13.7 hereof.

1.140  “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate more than fifty (50%) percent of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom more than fifty (50%) percent of the then outstanding Obligations are owing; provided, that, if there is more than one Lender and the Pro Rata Share of any Lender is more than fifty (50%) percent, then Required Lenders shall mean such Lender plus at least one other Lender.

1.141  “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations, its value or the amount that might be received by Agent from the sale or other disposition or realization upon such Collateral, or (ii) the assets or business of any Borrower or Obligor or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower or Obligor to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) in respect of any state of facts which constitute a Default or an Event of Default. Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect any of the following: (i) that dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; (ii) returns, discounts, claims, vendor rebates, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; (iii) a change in the turnover, age or mix of the categories of Inventory that adversely affects the aggregate value of all Inventory, (iv) inventory shrinkage, (v) reserves in respect of markdowns and cost variances (pursuant to discrepancies between the purchase order price of Inventory and the actual cost thereof), (vi) amounts due or to become due in respect of sales, use, withholding, excise and/or similar taxes, (vii) any rental payments, service charges or other amounts to become due to lessors and operators of real property to the extent Inventory, Equipment or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral (except that Agent will not establish such reserve for any property for which Agent has received a Collateral Access Agreement accepted by Agent in writing if all such payments, charges and other amounts have been paid when due), provided, that, the Reserves established pursuant to this clause (vii) as to retail store locations that are leased shall not exceed at any time the aggregate of amounts payable for the next three (3) months to the lessors of such retail store locations, provided, that, such limitation on the amount of the Reserves pursuant to this clause (vii) shall only apply so long as: (A) no Event of Default shall have occurred and be continuing, (B) neither a Borrower, Guarantor nor Agent shall have received notice of any event of default under the lease with respect to such location and (C) no Borrower or Guarantor has granted to the lessor a security interest or lien upon any assets of such Borrower or Guarantor, (viii) amounts owing by Borrowers to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, (ix) variances between the perpetual inventory records of Borrowers and the results of the test counts of Inventory conducted by Agent with respect thereto in excess of the percentage acceptable to Agent, (x) the aggregate amount of deposits, if any, received by any Borrower from its customers in respect of unfilled orders for goods, (xi) fifty (50%) percent of the aggregate amount of gift certificates, and (xii) obligations, liabilities or indebtedness (contingent or otherwise) of Borrowers or Guarantors to any Bank Product Provider arising under or in connection with any Bank Products of any Borrower or Guarantor with a Bank Product Provider or as such Bank Product Provider may otherwise require in connection therewith to the extent that such obligation, liabilities or indebtedness constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral. To the extent Agent may establish a Reserve so as to address any event, condition or other circumstance in a manner satisfactory to Agent as determined by Agent in good faith, Agent shall not establish a new criteria or revise criteria for Eligible Accounts, Eligible Equipment, Eligible Inventory, Eligible Credit Card Receivables or Eligible Real Property for the same purpose and Agent shall not make Accounts, Credit Card Receivables, Equipment, Inventory or Real Property ineligible based on criteria for Eligible Accounts, Eligible Equipment, Eligible Credit Card Receivables or Eligible Real Property for the same purpose. The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.

1.142  “Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Borrower or Guarantor now or hereafter outstanding, except a dividend payable solely in Capital Stock of identical class to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Borrower or Guarantor now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Capital Stock of any Borrower or Guarantor now or hereafter outstanding.

1.143  “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Agent for the account of any Lender on a revolving basis pursuant to the Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.144  “Secured Parties” shall mean, collectively, (i) Agent, (ii) Lenders, and (iii) any Bank Product Provider; provided, that, as to any Bank Product Provider, only to the extent of the Obligations owing to such Bank Product Provider; such parties are sometimes referred to herein individually as a “Secured Party”.

1.145  “Security Provisions” shall mean the following provisions of the Financing Agreements (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) Section 1(a) of the Guarantee, dated even date herewith, by Borrowers and Guarantors in favor of Agent; (b) Sections 1 and 2 of the Pledge and Security Agreement, dated even date herewith, by TravelCenters in favor of Agent; (c) Sections 1 and 2 of the Pledge and Security Agreement, dated even date herewith, by Holding in favor of Agent; (d) Sections 1 and 2 of the Pledge and Security Agreement, dated even date herewith, by TravelCenters and TCA in favor of Agent; (e) Sections 1 and 2 of the Pledge and Security Agreement, dated even date herewith, by Petro in favor of Agent; (f) Sections 1 and 2 of the Trademark Collateral Assignment and Security Agreement, dated even date herewith, by and between Petro and Agent; (g) Sections 1 and 2 of the Copyright Collateral Assignment and Security Agreement, dated even date herewith, by and between Petro and Agent; and (h) such other sections of such other Financing Agreements as Agent may from time to time designate as a “Security Provision” in a writing delivered by Agent to Administrative Borrower.

1.146  “Shared Services Agreement” shall mean the Management and Shared Services Agreement, dated as of January 31, 2007, by and between Parent and Reit Management & Research LLC, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.147  “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.148  “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.149  “Specified Subsidiary” shall mean (a) any Person whose Capital Stock is purchased by a Borrower or Guarantor pursuant to a Permitted Acquisition and (b) any Subsidiary of a Borrower or Guarantor formed pursuant to Section 9.10(l) for the purpose of making, or in anticipation of consummating, a Permitted Acquisition; provided, that, in no event shall a Specified Subsidiary be an Excluded Subsidiary.

1.150  “Store Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.151  “Standby Letters of Credit” shall mean all Letter of Credit Accommodations other than Commercial Letters of Credit.

1.152  “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.153  “Taxes” shall have the meaning set forth in Section 6.13 hereof.

1.154  “Tested Subsidiaries” shall mean all Subsidiaries of Parent; provided that, if the EBITDAR or the total assets of the Excluded Subsidiaries (on a combined basis) for any period for which the Debt Incurrence Ratio or the Fixed Charge Coverage Ratio is calculated pursuant to this Agreement or any other Financing Agreement is greater than five (5%) percent of the EBITDAR or the total assets, respectively, of Parent and its Subsidiaries (on a consolidated basis) for such period, then Tested Subsidiaries shall mean all Subsidiaries of Parent other than the Excluded Subsidiaries.

1.155  “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Agent may otherwise determine).

1.156       “Unrestricted Cash” shall mean, as of any date of determination, the amount of cash of Borrowers and Guarantors maintained in bank accounts or securities accounts (a) which is not subject to a perfected security interest in favor of any Person (other than Agent), (b) with respect to which Agent has received statements of the available balances thereof from the bank or other financial institution at which such account is maintained which confirm such amounts and (c) which is available to Borrower and Guarantors without condition or restriction except those arising pursuant to the pledge (if any) in favor of Agent; provided, that, in any event, Unrestricted Cash shall not include Eligible Cash Collateral, Petro Indenture Cash Collateral or any cash in the Customer Loyalty Accounts.

1.157  “Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on an average basis in accordance with GAAP or (b)

market value, provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower or (B) write-ups or write-downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.158  “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.159  “Wachovia” shall mean Wachovia Capital Finance Corporation (Central), an Illinois corporation, in its individual capacity, and its successors and assigns.

SECTION 2.           CREDIT FACILITIES

2.1         Loans.

(a)           Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by a Borrower (or Administrative Borrower on behalf of such Borrower) up to the amount outstanding at any time equal to the lesser of: (i) the Borrowing Base at such time or (ii) the Maximum Credit at such time.

(b)           Except in Agent’s discretion and with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time shall not exceed the Borrowing Base, (iii) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time based on Eligible Inventory consisting of gasoline and diesel fuel shall not exceed the Fuel Inventory Loan Limit, (iv) the aggregate principal amount of the Revolving Loans and Letter of Credit Accommodations outstanding at any time based on the Eligible Inventory which is Perishable Inventory shall not exceed $2,000,000 and (v) the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding at any time based on Eligible Inventory shall not exceed the Inventory Loan Limit.

(c)           In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding exceed the Maximum Credit, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding exceed the Borrowing Base, or the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding based on Eligible Inventory consisting of gasoline and diesel fuel exceed the Fuel Inventory Loan Limit, the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding based on the Eligible Inventory which is

Perishable Inventory exceeds the sublimit set forth above, the aggregate principal amount of Revolving Loans and Letter of Credit Accommodations outstanding based on Eligible Inventory exceed the Inventory Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2         Letter of Credit Accommodations.

(a)           Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions reasonably acceptable to Agent and the issuer thereof. Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of a Borrower shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or Special Agent Advances as the case may be).

(b)           In addition to any customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to the percentage (on a per annum basis) set forth below on the daily outstanding balance of the Commercial Letters of Credit and Standby Letters of Credit during the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, provided, that, such percentage shall be increased or decreased, as the case may be, to the percentage (on a per annum basis) set forth below based on the Monthly Average Adjusted Excess Availability for the immediately preceding calendar month being at or within the amounts indicated for such percentage:

Tier	Monthly Average Excess Adjusted Availability	Commercial Letter of Credit Rate	Standby Letter of Credit Rate

1	Greater than $40,000,000.50%		1.00%

2	Less than or equal to $40,000,000 and greater than $20,000,000.625%		1.25%

3	Less than or equal to $20,000,000.750%		1.50%

provided, that, (i) the applicable percentage shall be calculated and established once each calendar month and shall remain in effect until adjusted thereafter after the end of the next calendar month, and (ii) the applicable percentage through March 31, 2008 shall be the amount for Tier 1 set forth above and (iii) notwithstanding anything to the contrary contained herein, Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders, such letter of credit fee at a rate equal to two (2%) percent per annum on such daily outstanding balance higher than the rate set forth in Tier 3 for the period (1) from and after the effective date of termination or non-renewal hereof until Agent and Lenders have received full and final payment of all outstanding and unpaid Obligations in immediately available funds and (2) from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c)           The Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodation may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation. The Borrower requesting the Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d)           In addition to being subject to the satisfaction of the applicable conditions precedent contained in Sections 2.1 and 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodation shall be available unless each of the following conditions precedent have been satisfied in a manner reasonably satisfactory to Agent:  (i) the Borrower requesting such Letter of Credit Accommodation (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance reasonably satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be reasonably required pursuant to the terms thereof, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to the issuance of such Letter of Credit Accommodations, shall be equal to or greater than an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto.

(e)           Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed seventy-five (75%) percent of the Maximum Credit.

(f)            Borrowers and Guarantors shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodation and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Each Borrower and Guarantor assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent. Each Borrower and Guarantor assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder. Each Borrower and Guarantor hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by any Borrower, Guarantor, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(f) shall survive the payment of Obligations and the termination of this Agreement.

(g)           In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers and Guarantors shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, documents or instruments in which Agent holds a security interest to deliver them, upon Agent’s prior written request, to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s or Guarantor’s possession, to deliver them, upon Agent’s prior written request, to Agent in their original form. Agent shall not exercise such right to request such items so long as no Default or Event of Default shall have occurred and be continuing. Except as Agent may otherwise specify, Borrowers and Guarantors shall also, at Agent’s request, designate Agent as the consignee on all bills of lading and other negotiable and non-negotiable documents under any Letter of Credit Accommodation.

(h)           Each Borrower and Guarantor hereby irrevocably authorizes and directs any issuer of a Letter of Credit Accommodation to name such Borrower or Guarantor as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor. Nothing contained herein shall be deemed or construed to grant any Borrower or Guarantor any right or authority to pledge the credit of Agent or any Lender in any manner. Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrowers and Guarantors shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower or Guarantor.

(i)            Any rights, remedies, duties or obligations granted or undertaken by any Borrower or Guarantor to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower or Guarantor to Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrowers and Guarantors to Agent for the ratable benefit of Lenders and to apply in all respects to Borrowers and Guarantors.

(j)            Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(k)           Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise). In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount. The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance. If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by any Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3         Increase in Maximum Credit.

(a)           Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit. Any such written request shall specify the amount of the requested increase in the Maximum Credit that Administrative Borrower is requesting, provided, that, (i) in no event shall the aggregate amount of any increase in the Maximum Credit cause the Maximum Credit to exceed $200,000,000, (ii) any such request for an increase shall be for an increase of not less than $10,000,000, (iii) any such request shall be irrevocable, and (iv) in no event shall more than two such written requests be delivered to Agent in any calendar year.

(b)           Upon the receipt by Agent of a written request to increase the Maximum Credit, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender. Each Lender shall notify Agent within thirty (30) days after the receipt of such notice of a request for such increase from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower. In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Borrowers or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c)           In the event of a request to increase the Maximum Credit, the Maximum Credit shall be increased by the amount of the increase in Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.3(b), for which Agent has received Assignment and Acceptances (or other agreements acceptable to Agent) sixty (60) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i)            Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance (or another agreement acceptable to Agent) duly executed by such Lender or Eligible Transferee and Administrative Borrower;

(ii)           the conditions precedent to the making of Revolving Loans set forth in Section 4.2 hereof shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii)          Agent shall have received such agreements, documents and instruments (including legal opinions) as Agent may request, in form and substance reasonably satisfactory to Agent;

(iv)          such increase in the Maximum Credit on the date of the effectiveness thereof shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently;

(v)           there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees (including any additional commitment fees) due and payable to such Person on or before the effectiveness of such increase; and

(vi)          there shall have been paid to Agent all costs and expenses (including reasonable fees and expenses of counsel) due and payable to Agent pursuant to any of the Financing Agreements on or before the effectiveness of such increase.

(d)           As of the effective date of any such increase in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Maximum Credit and Commitments.

2.4         Decrease in Maximum Credit.

(a)           Administrative Borrower may, at any time, deliver a written request to Agent to decrease the Maximum Credit. Any such written request shall specify the amount of the decrease in the Maximum Credit that Administrative Borrower is requesting and the effective date of such decrease (which date shall not be less than five (5) nor more than ten (10) Business Days after the date of such request); provided, that, (i) any such request for a decrease shall be for an amount of not less than $10,000,000, (ii) any such request shall be irrevocable, and (iii) in no event shall more than one such written request for a decrease be delivered to Agent in any calendar year.

(b)           Upon the receipt by Agent of a written request to decrease the Maximum Credit, Agent shall notify each of the Lenders of such request and, subject to the terms of Section 2.3(c) hereof, the Commitment of each Lender shall be decreased on the date requested by Administrative Borrower by an amount equal to such Lender’s Pro Rata Share of the amount of the decrease in the Maximum Credit requested by Administrative Borrower as set forth in the notice from Agent to such Lender.

(c)           In the event of a request to decrease the Maximum Credit, the Maximum Credit shall be decreased by the amount of the decrease in Maximum Credit requested by Administrative Borrower in accordance with the terms hereof; provided, that, after giving effect to such decrease, the Maximum Credit shall not be less than the aggregate amount of the Loans and Letter of Credit Accommodations outstanding at such time.

(d)           As of the effective date of any such decrease in the Maximum Credit, each reference to the term Maximum Credit and Commitments herein and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Maximum Credit and Commitments specified in the most recent written notice from Agent to Administrative Borrower of the decrease in the Maximum Credit and Commitments.

2.5           Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.           INTEREST AND FEES; PROCEDURES FOR BORROWING

3.1         Interest; Procedures for Borrowing.

(a)           Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder upon the occurrence and during the continuance of any Event of Default or after the termination hereof shall be payable on demand.

(b)           Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Prime Rate Loans. Subject to the terms and conditions contained herein, if Agent receives such a request on any Business Day, the Prime Rate Loan requested in such request shall be made on such Business Day; provided, that, if Agent receives such a request after 12:00 noon Chicago, Illinois time on any Business Day, the Prime Rate Loan requested in such request shall be made not later than the next succeeding Business Day. Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request (or deemed request) from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall have occurred and be continuing, (ii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are reasonably established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than six (6) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent shall have determined that the Interest Period or Adjusted Eurodollar Rate is available and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower. Any request (or deemed request) by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)           Unless Agent has received a request to the contrary from a Borrower (or Administrative Borrower on behalf of such Borrower) at least three (3) Business Days prior to the last day of the Interest Period for any Eurodollar Rate Loan, Administrative Borrower shall, automatically and without any further action, be deemed to have requested that the entire amount of such Eurodollar Rate Loan be continued as a new Eurodollar Rate Loan having an Interest Period of one (1) month; provided, that, if the conditions contained in Section 3.1(b) hereof with respect to the continuation of such Eurodollar Rate Loan are not satisfied, then such Eurodollar Rate Loan shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period. Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to Parent, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.

(d)           Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year (or, in the case of Prime Rate Loans, a 365 or 366 day year, as the case may be) and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the day of any change in such Prime Rate is announced. In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2         Fees.

(a)           Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to one-quarter (.25%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)           Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3         Changes in Laws and Increased Costs of Loans.

(a)           If after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements (other than reserve requirements to the extent reflected in the Adjusted Eurodollar Rate as determined by Agent in good faith), applicable to Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption after the date hereof of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers and Guarantors shall from time to time, no later than ten (10) Business Days following demand by Agent, pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost on an after-tax basis (after taking into account applicable deductions and credits in respect of the amount indemnified). A certificate as to the amount of such increased cost shall be submitted to Administrative Borrower by Agent and shall be conclusive, absent manifest error. Failure or delay on the part of Agent to demand compensation pursuant to this Section 3.1(a) shall not constitute a waiver of Agent’s right to demand such compensation; provided, that, Borrowers and Guarantors shall not be required to compensate a Lender pursuant to this Section 3.1(a) for any increased costs incurred more than nine months prior to the date Agent notifies Administrative Borrower of such increased costs (except, that, if the change in law or other event giving rise to such increased costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b)           If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers and Guarantors) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist. If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then-current Interest Period thereof, to Prime Rate Loans. Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)           Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers and Guarantors shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)           Borrowers and Guarantors shall indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower (or Administrative Borrower on behalf of such Borrower) has given a notice requesting the same in accordance with the provisions of this Loan Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto. With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination or non-renewal of this Loan Agreement and the payment of the Obligations.

SECTION 4.           CONDITIONS PRECEDENT

4.1           Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Agent and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

(a)           Agent shall have received, in form and substance reasonably satisfactory to Agent, all releases, terminations and such other documents as Agent may request to evidence and effectuate the termination by any Person of any lien or security interest in and to any assets and properties of a Borrower and Guarantor held by such Person (other than liens and security interests permitted by Section 9.8 hereof), duly authorized, executed and delivered by such Person, including, but not limited to, (i) UCC termination statements for all UCC financing statements previously filed by such Person, as secured party and any Borrower or Guarantor, as debtor; and (ii) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower or Guarantor in favor of such Person, in form acceptable for recording with the appropriate Governmental Authority;

(b)           all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation or formation of each Borrower and Guarantor certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete name of such Borrower or Guarantor as is set forth herein and such document as shall set forth the organizational identification number of each Borrower or Guarantor, if one is issued in its jurisdiction of incorporation);

(c)           no material adverse change shall have occurred in the assets or business of Borrowers since the date of Agent’s latest field examination (not including for this purpose the field review referred to in clause (d) below) and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Agent or any Lender to enforce the Obligations or realize upon the Collateral;

(d)           Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Agent may require to determine the amount of Loans available to Borrowers (including, without limitation, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the date of closing and test counts of the Inventory in a manner satisfactory to Agent, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Agent to accurately identify and verify the Collateral), the results of which in each case shall be satisfactory to Agent;

(e)           Agent shall have received, in form and substance reasonably satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements;

(f)            the Excess Availability as determined by Agent, as of the date hereof, shall be not less than $50,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

(g)           Agent shall have received, in form and substance reasonably satisfactory to Agent, Deposit Account Control Agreements by and among Agent, each Borrower and Guarantor, as the case may be and each bank where such Borrower (or Guarantor) has a concentration account, in each case, duly authorized, executed and delivered by such bank and Borrower or Guarantor, as the case may be (or Agent shall be the bank ‘s customer with respect to such deposit account as Agent may specify);

(h)           Agent shall have received evidence, in form and substance reasonably satisfactory to Agent, that Agent has a valid perfected first priority security interest in all of the Collateral;

(i)            Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower and Guarantor, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers and Guarantors are located, which search results shall be in form and substance reasonably satisfactory to Agent;

(j)            Agent shall have received a written appraisal as to the Inventory of Borrowers by an appraiser acceptable to Agent, in form, scope and methodology reasonably acceptable to Agent, addressed to Agent and upon which Agent and Lenders are expressly permitted to rely;

(k)           Agent shall have received originals of the shares of the stock certificates (if any) representing all of the issued and outstanding shares of the Capital Stock of each Borrower and Guarantor (other than Parent) and owned by any Borrower or Guarantor, in each case together with stock powers duly executed in blank with respect thereto;

(l)            Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Agent, and certificates of insurance policies and/or endorsements naming Agent as loss payee;

(m)          Agent shall have received, in form and substance satisfactory to Agent, projected income statements, balance sheets and statements of cash flow for Parent and its Subsidiaries (on a consolidated basis) prepared on a quarterly basis for the period through the end of the 2008 fiscal year and thereafter, on an annual basis for each fiscal year through the end of the 2011 fiscal year, in each case with the results and assumptions set forth in all of such projections in form and substance reasonably satisfactory to Agent;

(n)           Agent shall have received a Borrowing Base Certificate setting forth the Revolving Loans and Letter of Credit Accommodations available to Borrowers as of the date hereof as completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered on behalf of Administrative Borrower;

(o)           Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers and Guarantors with respect to the Financing Agreements and such other matters as Agent may request; and

(p)           the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2           Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)           all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(b)           no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(c)           no Default or Event of Default shall have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.           GRANT AND PERFECTION OF SECURITY INTEREST

5.1           Grant of Security Interest. To secure payment and performance of all Obligations, each Borrower and Guarantor hereby grants to Agent, for itself and the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Agent, for itself and the benefit of Secured Parties, as security, all personal property, and interests in personal property, of each Borrower and Guarantor, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Lender, but subject to the exclusions contained in the last paragraph of this Section, collectively, the “Collateral”), including:

(a)           all Accounts;

(b)           all general intangibles, including, without limitation, all Intellectual Property;

(c)           all goods, including, without limitation, Inventory and Equipment;

(d)           all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(e)           all instruments, including, without limitation, all promissory notes;

(f)            all documents;

(g)           all deposit accounts;

(h)           all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;

(i)            all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(j)            all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of any Borrower or Guarantor, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(k)           all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(l)            to the extent not otherwise described above, all Receivables;

(m)          all Records; and

(n)           all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the security interest in, lien upon, and right of setoff against, any Collateral of the Petro Companies or any Capital Stock in Petro granted pursuant to this Agreement and the other Financing Agreements shall not become effective until the Petro Lien

Effective Date, at which time each such grant shall automatically become effective without the need for any further action, consent or otherwise.

Notwithstanding anything to the contrary contained in this Section 5.1, the Collateral consisting of Capital Stock of any Foreign Subsidiary of any Borrower or Guarantor shall not exceed sixty five (65%) percent of the issued and outstanding Capital Stock of such Foreign Subsidiary. Notwithstanding anything to the contrary contained in this Section 5.1, the types or items of Collateral described in such Section shall not include (a) any Excluded Assets; and (b) any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Borrower of a Guarantor, as such, if under the items of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided, that, the foregoing exclusion shall in no way be construed (i) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (ii) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of such Borrower or Guarantor in or to monies due or to become due under such contract, lease, permit, license, charter or license agreement (including any Receivables).

5.2         Perfection of Security Interests.

(a)           Each Borrower and Guarantor irrevocably and unconditionally authorizes Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent or its designee as the secured party and such Borrower or Guarantor as debtor, as Agent may require, and including any other information with respect to such Borrower or Guarantor or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Each Borrower and Guarantor hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower or Guarantor, as the case may be, as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any). Each Borrower and Guarantor hereby authorizes Agent to adopt on behalf of such Borrower and Guarantor any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower or Guarantor as debtor includes assets and properties of such Borrower or Guarantor that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower or Guarantor to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall any Borrower or Guarantor at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower or Guarantor as debtor.

(b)           Each Borrower and Guarantor does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any chattel paper or instrument after the date hereof with a value in excess of $500,000 individually or $1,000,000 in the aggregate (or, if an Event of Default has occurred and is continuing, then with any value), Borrowers and Guarantors shall promptly notify Agent thereof in writing. Promptly upon the receipt thereof by or on behalf of any Borrower or Guarantor (including by any agent or representative), such Borrower or Guarantor shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments that such Borrower or Guarantor has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree. At Agent’s option, each Borrower and Guarantor shall, or Agent may at any time on behalf of any Borrower or Guarantor, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wachovia Capital Finance Corporation (Central), as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)           In the event that any Borrower or Guarantor shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower or Guarantor shall promptly notify Agent thereof in writing. Promptly upon Agent’s request, such Borrower or Guarantor shall take, or cause to be taken, such actions as Agent may request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)           Each Borrower and Guarantor does not have any deposit accounts as of the date hereof, except as set forth in the Information Certificate. Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower or Guarantor is dealing and the purpose of the account, except as to any Store Account opened or established after the date hereof, so long as no Event of Default shall have occurred and be continuing, Agent shall only have received such information as to such Store Account on the next monthly report with respect to deposit accounts in accordance with Section 7.1(a) hereof, (ii) the bank where such account is opened or maintained shall be acceptable to Agent, and (iii) on or before the opening of such deposit account (other than a Store Account or a disbursement account so long as no Event or Default shall exist or have occurred and be continuing or so long as such Store Account or disbursement account is not maintained at a bank which also maintains a collection, lockbox or concentration account of a Borrower or Guarantor) such Borrower or Guarantor shall deliver to Agent a Deposit Account

Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower or Guarantor and the bank at which such deposit account is opened and maintained. The terms of this subsection (d) shall not apply to escrow accounts, petty cash accounts, or deposit accounts specifically and exclusively used for lottery payments, payroll, payroll taxes, workers compensation insurance payments and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s salaried employees.

(e)           No Borrower or Guarantor owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(f)            In the event that any Borrower or Guarantor shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities (other than securities consisting of Excluded Assets or consisting of Capital Stock of any Excluded Subsidiary), such Borrower or Guarantor shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify. If any securities (other than securities consisting of Excluded Assets or consisting of Capital Stock of any Excluded Subsidiary), now or hereafter acquired by any Borrower or Guarantor are uncertificated and are issued to such Borrower or Guarantor or its nominee directly by the issuer thereof, such Borrower or Guarantor shall immediately notify Agent thereof and shall as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of any Borrower or Guarantor or such nominee, or (B) arrange for Agent to become the registered owner of the securities.

(g)           Borrowers and Guarantors shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account or a Customer Loyalty Account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower or Guarantor to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower or Guarantor is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower or Guarantor shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by such Borrower or Guarantor and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(h)           Borrowers and Guarantors are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Borrower or Guarantor shall promptly notify Agent thereof in writing. Such Borrower or Guarantor shall immediately, as Agent may specify, either (i) deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower or Guarantor and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).

(i)            Borrowers and Guarantors do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that any Borrower or Guarantor shall at any time after the date hereof have any commercial tort claims that arise in connection with or relate to any assets which are or were at any time included in the calculation of the Borrowing Base, such Borrower or Guarantor shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower or Guarantor to Agent of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower or Guarantor to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower or Guarantor of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower or Guarantor as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower and Guarantor shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in connection with such commercial tort claim.

(j)            Borrowers and Guarantors do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower or Guarantor permitted herein in the ordinary course of business of such Borrower or Guarantor in the possession of the Person transporting such goods. In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers and Guarantors shall promptly notify Agent thereof in writing and such goods shall not constitute Eligible Inventory or Eligible Equipment unless the criteria for Eligible Equipment or Eligible Equipment (as the case may be) have been satisfied. Promptly upon Agent’s request, Borrowers and Guarantors shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and the Borrower or Guarantor that is the owner of such Collateral, except that Borrowers and Guarantors shall not be required to use such efforts to deliver a Collateral Access Agreement with respect to a retail store location opened after the date hereof unless such retail store location is leased from HPT or any of its Affiliates.

(k)           Borrowers and Guarantors shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s or Guarantor’ s signature thereon is required therefore, (ii) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (iii) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.

SECTION 6.                                COLLECTION AND ADMINISTRATION

6.1           Borrowers’ Loan Accounts. Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2           Statements. Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall, absent manifest errors or omissions, be conclusively binding upon Borrowers and Guarantors as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Administrative Borrower thereto within sixty (60) days after the date such statement has been received by Administrative Borrower. Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in any Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrowers and Guarantors.

6.3           Collection of Accounts.

(a)           Each Borrower and Guarantor shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 8.10 to the Information Certificate and, subject to Section 5.2(d) hereof, such other banks as such Borrower or Guarantor may hereafter select. The banks set forth on Schedule 8.10 to the Information Certificate constitute all of the banks with which Borrowers and Guarantors have deposit account arrangements and merchant payment arrangements as of the date hereof and identifies each of the deposit accounts at such banks that are used solely for receiving store receipts from a retail store location of a Borrower (together with any other deposit accounts at any time established or used by any Borrower for receiving such store receipts from any retail store location, collectively, the “Store Accounts” and each individually, a “Store Account”) or otherwise describes the nature of the use of such deposit account by such Borrower.

(b)           Each Borrower shall deposit all proceeds of Collateral in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts, from each retail store location of such Borrower on each Business Day into the Store Account of such Borrower used solely for such purpose; provided, that, the retail stores of Borrowers shall be permitted to retain cash at such retail stores in an aggregate amount as to all such retail stores equal to the product of $40,000 multiplied by the number of such retail stores, immediately after giving effect to the deposit of funds from such store into the applicable Store Account. All such available funds deposited into the Store Accounts shall be sent by wire transfer or other electronic funds transfer on each Business Day to the Blocked Accounts as provided in Section 6.3(c), except for amounts required to be maintained in such Store Accounts under the terms of such Borrower’s arrangements with the bank at which such Store Accounts are maintained (which amounts in all such Store Accounts in the aggregate shall not at any time exceed the product of $50,000 multiplied by the number of the retail stores of Borrowers).

(c)           Each Borrower shall establish and maintain, at its expense, deposit accounts with such banks as are acceptable to Agent (the “Blocked Accounts”) into which each Borrower shall promptly either cause all amounts on deposit in the Store Accounts of such Borrower to be sent as provided in Section 6.3(b) above  or shall itself deposit or cause to be deposited all proceeds of Collateral, including all proceeds from sales of Inventory, all amounts payable to each Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral (it being understood that the banks listed on Schedule 8.10 to the Information Certificate are acceptable to Agent for purposes of this Section). Borrowers and Guarantors shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2 hereof. At any time an Event of Default shall have occurred and be continuing, promptly upon Agent’s request, Borrowers and Guarantors shall deliver, or cause to be delivered, to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by such banks where a Store Account is maintained as Agent shall specify. Without limiting any other rights or remedies of Agent or Lenders, Agent may, at its option, instruct the depository banks at which the Blocked Accounts are maintained to transfer all available funds received or deposited into the Blocked Accounts to the Agent Payment Account at any time that a Cash Dominion Period exists. Without limiting any other rights or remedies of Agent or Lenders, in the event that a Deposit Account Control Agreement is in effect for a Store Account, then Agent may, at its option, instruct the depository bank at which the Store Account is maintained to transfer all available funds received or deposited into the Store Account to the Agent Payment Account at any time that an Event of Default shall have occurred and be continuing. At all times that Agent shall have notified any depository bank to transfer funds from a Blocked Account or Store Account to the Agent Payment Account, all payments made to such Blocked Accounts or Store Accounts, whether in respect of the Receivables, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Agent in respect of the Obligations and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations.

(d)           For purposes of calculating the amount of the Loans available to each Borrower, all payments received in the Agent Payment Account will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day. For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.

(e)           Each Borrower and Guarantor and their respective Subsidiaries shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and promptly upon receipt thereof shall deposit or cause the same to be deposited in the Store Accounts or the Blocked Accounts in accordance with Sections 6.3(b) and (c) hereof. In no event shall the same be commingled with any Borrower’s or Guarantor’s other funds. Borrowers agree to reimburse Agent on demand for any amounts owed or paid to any bank or other financial institution at which a Blocked Account or any other deposit account or investment account is established or any other bank, financial institution or other person involved in the transfer of funds to or from the Blocked Accounts arising out of Agent’s payments to or indemnification of such bank, financial institution or other person. The obligations of Borrowers to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4           Payments.

(a)           All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time. Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to Agent and Lenders from any Borrower or Guarantor; second, to pay interest due in respect of any Loans (and including any Special Agent Advances); third, to pay or prepay principal in respect of Special Agent Advances; fourth, on a pro rata basis, to the payment or prepayment of principal in respect of the Revolving Loans then due and to the payment or prepayment of Obligations then due arising under or pursuant to any Hedge Agreement (but, as to Obligations arising under or pursuant to any Hedge Agreement, only up to the amount of any effective Reserve established in respect of such Obligations); fifth, to pay or prepay any other Obligations (but excluding for this purpose any Obligations arising under or pursuant to Bank Products) whether or not then due, in such order and manner as Agent determines and, at any time an Event of Default has occurred and is continuing, to be held as cash collateral in connection with any Letter of Credit; and sixth, to pay Obligations arising under or pursuant to any Bank Product (other than to the extent provided for above) on a pro rata basis. So long as no Default or Event of Default shall have occurred and be continuing, the immediately preceding sentence shall not be deemed to apply to any payment by Borrowers specified by Administrative Borrower to be for the payment of the principal of or interest on any of the Loans. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Administrative Borrower, or unless a Default or an Event of Default shall have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral.

(b)           At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender. Borrowers and Guarantors shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4(b) shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5           Authorization to Make Loans. Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Administrative Borrower or any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations then due and payable. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan. Requests received after 12:00 noon Chicago, Illinois time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower or Guarantor when deposited to the credit of any Borrower or Guarantor or otherwise disbursed or established in accordance with the instructions of any Borrower or Guarantor or in accordance with the terms and conditions of this Agreement.

6.6           Use of Proceeds. All Loans made or Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital, and other proper corporate purposes of any

Borrower or Guarantor not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.7          Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)           Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower. Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Administrative Borrower may designate or direct, without notice to any other Borrower or Obligor. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)           Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Parent, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)           Each Borrower and other Guarantor hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)           Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower or any Guarantor by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower or Guarantor, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower of Guarantor.

(e)           No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.8          Pro Rata Treatment. Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

6.9          Sharing of Payments, Etc.

(a)           Each Borrower and Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower or Guarantor at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower or Guarantor), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that , such Lender’s failure to give such notice shall not affect the validity thereof.

(b)           If any Lender (including Agent) shall obtain from any Borrower or Guarantor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower or Guarantor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)           Each Borrower and Guarantor agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)           Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower or Guarantor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.10        Settlement Procedures.

(a)           In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent shall (so long as the aggregate amount of Revolving Loans since the last day of the immediately preceding Settlement Period plus the amount of the requested Revolving Loans does not exceed $25,000,000) and otherwise Agent may, at its option, in any case subject to the terms of this Section, make available, on behalf of Lenders and in accordance with the terms of this Agreement, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)           With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago, Illinois time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”). If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon Chicago, Illinois time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago, Illinois time on the same Business Day and if received by a Lender after 12:00 noon Chicago, Illinois time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago, Illinois Chicago time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent. Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)           To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower. In such event, upon receipt by Agent of any request to borrow Loans by a Borrower, Agent shall promptly notify each Lender thereof. In such event, (a) if a Lender receives notice of a Borrower’s request to borrow a Prime Rate Loan by 1:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Prime Rate Loan available to Agent by 3:00 p.m. Chicago, Illinois time on such Business Day; provided, that, if a Lender receives notice of a Borrower’s request to borrow Prime Rate Loans after 1:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Prime Rate Loan available to Agent by 1:00 p.m. Chicago, Illinois time on the next succeeding Business Day, and (b) if a Lender receives notice of a Borrower’s request to borrow a Eurodollar Rate Loan by 5:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Eurodollar Rate Loan available to Agent by 1:000 p.m. Chicago, Illinois time on the third Business Day following the receipt by such Lender of such notice; provided, that, if a Lender receives notice of a Borrower’s request to borrow a Eurodollar Rate Loan after 5:00 p.m. Chicago, Illinois time on any Business Day, such Lender shall make the amount of its Pro Rata Share of such Eurodollar Rate Loan available to Agent by 1:00 p.m. Chicago, Illinois time on the fourth Business Day following the receipt by such Lender of such notice. No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)           If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.10(a) and 6.10(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.10(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day. If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (Chicago, Illinois time) on that day by each of the three leading brokers of Federal funds transactions in Chicago, Illinois selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice. A Lender who fails to pay Agent its Pro Rata Share of any Loans made available by the Agent on such Lender’s behalf, or any Lender who fails to pay any other amount owing by it to Agent, is a “Defaulting Lender”. Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

(e)           Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.11         Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

6.12         Bank Products. Borrowers and Guarantors, or any of their Subsidiaries, may (but no such Person is required to) request that the Bank Product Providers provide or arrange for such Person to obtain Bank Products from Bank Product Providers, and each Bank Product Provider may, in its sole discretion, provide or arrange for such Person to obtain the requested Bank Products. This Section 6.12 shall survive the payment of the Obligations and the termination of this Agreement. Borrowers and Guarantors and their respective Subsidiaries acknowledge and agree that the obtaining of Bank Products from Bank Product Providers (a) is in the sole discretion of such Bank Product Provider, and (b) is subject to all rules and regulations of such Bank Product Provider. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Financing Agreement to the parties for whom Agent is acting, provided, that, the rights of such Bank Product Provider hereunder and under any of the other Financing Agreements shall consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of any such liability owed to it as of the date of any such distribution.

6.13        Taxes

(a)           Any and all payments by any Borrower or Guarantor hereunder or under the other Financing Agreements shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority, and all liabilities with respect thereto, excluding (x) taxes imposed on (or measured by) the net income or franchise taxes of Agent or any Lender by the jurisdiction in which such Person is organized or has its principal office or, in the case of any Lender, by the jurisdiction in which its applicable lending office is located or (y) any branch profits taxes imposed by the United States of America or any other Governmental Authority (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, “Taxes”). If any Borrower or Guarantor shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Financing Agreement to Agent or any Lender, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.13) Agent or such Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower or Guarantor shall make such deductions and (iii) such Borrower or Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Borrower and Guarantor agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Financing Agreement (“Other Taxes”). Each Borrower and Guarantor shall deliver to Agent and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)           Each Borrower and Guarantor hereby indemnifies and agrees to hold Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 6.13) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes, which demand shall be conclusive and binding absent manifest error.

(d)           (i) Each Lender that is organized under the laws of a jurisdiction outside the United States of America (a “Non US Lender”) agrees that it shall, no later than the date of this Agreement (or, in the case of a Lender which becomes a party hereto pursuant to Section 13.7 hereof after the date of this Agreement, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agent two properly completed and duly executed copies of either United States Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case, claiming complete exemption from, or reduced rate of, United States Federal withholding tax and payments of interest hereunder. In addition, in the case of a Non US Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non US Lender hereby represents to the Agent and the Borrower that such Non US Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Borrower and

is not a controlled foreign corporation related to any Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non US Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate. Such forms shall be delivered by each Non US Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non US Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non US Lender shall deliver such forms within 20 days after receipt of a written request therefor from Agent or the assigning Lender, as applicable. Notwithstanding any other provision of this Section 6.13, a Non US Lender shall not be required to deliver any form pursuant to this Section 6.13 that such Non US Lender is not legally able to deliver. Upon the Administrative Borrower’s written request, Agent shall deliver to the Administrative Borrower all such forms received by Agent to the date of such written request.

(ii)           Each Lender that is organized under the laws of a jurisdiction inside the United States of America shall deliver to Agent  two properly completed and duly executed copies of U.S. Internal Revenue Service Form W-9 (or any successor form thereto) certifying that such Lender is exempt from U.S. backup withholding tax. Such forms shall be delivered by each such Lender on or before the date it becomes a party to this Agreement and thereafter within 20 days after receipt of a written request therefor from any Agent. Upon Administrative Borrower’s written request, Agent shall deliver to Administrative Borrower all such forms received by Agent to the date of such written request. Notwithstanding any other provision of this Section 6.13, a Lender described in this Section 6.13 shall not be required to deliver any form pursuant to this Section 6.13 that such Lender is not legally able to deliver.

(e)           Notwithstanding anything contained herein to the contrary, Borrowers and Guarantors shall not be required to indemnify any Non US Lender, or pay any additional amounts to any Non US Lender, in respect of U.S. Federal withholding tax pursuant to this Agreement or any other Financing Agreement to the extent that (i) the obligation to withhold amounts with respect to U.S. Federal withholding tax existed on the date such Non US Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non US Lender designated such New Lending Office with respect to a Revolving Loan; provided, however that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any assignee or transferee of any Lender, or any Lender through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or transfer to such assignee or transferee, or such Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non US Lender to comply with the provisions of clause (d) above (irrespective of such Non US Lender’s legal ability to so comply). In addition, the Borrowers and Guarantors shall not be required to indemnify or pay any additional amounts in respect of U.S. backup withholding tax to any Lender pursuant to this Agreement or any other Financing Agreement to the extent the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to comply with the provisions of this Section 6.13 (irrespective of such Lender’s legal ability to so comply).

(f)            Agent or any Lender claiming any indemnity payment or additional payment amounts payable pursuant to this Section 6.13 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require Agent or such Lender to disclose any information Agent or such Lender deems confidential and would not, in the sole determination of Agent or such Lender, be otherwise disadvantageous to Agent or such Lender.

(g)           If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or Guarantor pursuant to this Section or with respect to which any Borrower or Guarantor has paid additional amounts pursuant to this Section, it shall pay to such Borrower or Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers and Guarantors shall, promptly upon the request of Agent or any such Lender, repay the amount paid over to any Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or any such Lender in the event Agent or any such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower, Guarantor, or any other Person.

(h)           The obligations of Borrowers and Guarantors under this Section 6.13 shall survive the termination of this Agreement and the payment of the Obligations.

SECTION 7.           COLLATERAL REPORTING AND COVENANTS

7.1           Collateral Reporting. (a)  Borrowers shall provide Agent with the following documents in a form satisfactory to Agent:

(i)            as soon as possible after the end of each month (but in any event within fifteen (15) Business Days after the end thereof or, solely in the case of each month in 2007, within twenty (20) Business Days after the end thereof), on a monthly basis or more frequently as Agent may request if an Event of Default has occurred and is continuing or a Compliance Period exists, (A) general ledger inventory reports with respect to such inventory or, to the extent available, perpetual inventory reports with respect to such inventory, (B) inventory reports by location and category (with the amounts and value of Perishable Inventory specified and including the amounts of Inventory and the value thereof at premises of warehouses, processors or other third parties excluding leased locations), (C) agings of accounts receivable, (D) accounts payable reports (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, and other third parties from time to time in possession of any Collateral), (E) a Borrowing Base Certificate setting forth Administrative Borrower’s calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrowers pursuant to the terms and conditions contained herein as of the last day of the immediately preceding period, duly completed and executed by an authorized officer of Administrative Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed;

(ii)           as soon as possible after the end of each month (but in any event fifteen (15) Business Days after the end thereof or, solely in the case of each month in 2007, within twenty (20) Business Days after the end thereof), on monthly a basis or more frequently as Agent may request if an Event of Default has occurred and is continuing or a Compliance Period exists, in each case certified by an authorized officer of Administrative Borrower as true and correct: (A) a statement confirming the payment of rent and other amounts due to owners and lessors of real property used by any Borrower or Guarantor in the immediately preceding month, (B) the addresses of all new retail store locations and other new locations (including new warehouse locations) of Borrowers and Guarantors opened and existing retail store locations closed or sold, in each case since the date of the most recent certificate delivered to Agent containing the information required under this clause, and (C) a report of any new deposit account established or used by any Borrower or Guarantor with any bank or other financial institution, including the Borrower or Guarantor in whose name the account is maintained, the account number, the name and address of the financial institution at which such account is maintained, the purpose of such account and, if any, the amount held in such account on or about the date of such report; and

(iii)          such other reports, documents and information as to the Collateral as Agent shall reasonably request from time to time.

(b)           If any Borrower’s or Guarantor’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, such Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default has occurred and is continuing.

(c)           Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent contained herein and in the event of any conflict or inconsistency between the calculation of the Revolving Loans and Letter of Credit Accommodations available to Borrowers as set forth in any Borrowing Base Certificate and as determined by Agent in accordance with the terms of this Agreement, the good faith determination of Agent shall govern and be conclusive and binding upon Borrowers. Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in the Borrowing Base Certificate.

7.2          Accounts Covenants.

(a)           Borrowers shall notify Agent promptly of: (i) any material delay in any Borrower’s performance of any of its material obligations to any account debtor, Credit Card Issuer or Credit Card Processor which owes Borrowers more than $750,000 or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor which owes Borrowers more than $750,000, or any material disputes with any account debtor, Credit Card Issuers or Credit Card Processor which owes Borrowers more than $750,000, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower or Guarantor relating to the financial condition of any account debtor, Credit Card Issuers or Credit Card Processor  which owes Borrowers more than $750,000 and (iii) any event or circumstance which, to the best of any Borrower’s or Guarantor’s knowledge, would cause Agent to consider any then existing Accounts as no longer constituting Eligible Accounts or Eligible Credit Card Receivables. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuers or Credit Card Processor without Agent’s consent, except in the ordinary course of a Borrower’s or Guarantor’s business in accordance with such Borrower’s or Guarantor’s existing practices and policies and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above. So long as no Event of Default has occurred and is continuing, Borrowers and Guarantors shall settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor, Credit Card Issuers or Credit Card Processor. At any time that an Event of Default has occurred and is continuing, Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b)           With respect to each Account: (i) the amounts shown on any invoice delivered to Agent or schedule thereof delivered to Agent shall be true and complete in all material respects, (ii) no payments shall be made thereon except payments promptly remitted in accordance with the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with such Borrower’s existing practices and policies, (iv) which consists of Eligible Accounts there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)           Borrowers shall notify Agent promptly of:  (i) any notice of a material default by any Borrower or Guarantor under any of the Credit Card Agreements or of any default which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to any Borrower or Guarantor, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to any Borrower or Guarantor from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of any Borrower or Guarantor to comply with any material terms of the Credit Card Agreements or any terms thereof which has a reasonable likelihood of resulting in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to any Borrower or Guarantor.

(d)           Agent shall have the right, in Agent’s name (at any time during which an Event of Default shall have occurred and be continuing) or in the name of a nominee of Agent (at all other times), to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3           Inventory Covenants. With respect to the Inventory: (a) each Borrower and Guarantor shall at all times maintain inventory records reasonably satisfactory to Agent in substantially the same manner as being maintained on the date hereof (subject, however, to the terms of clause (o) of the definition of Eligible Inventory), keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory and such Borrower’s or Guarantor’s cost therefor; (b) Borrowers and Guarantors shall conduct a physical count of the Inventory no less frequently than is consistent with the past practices of Borrowers and Guarantors, but at any time or times as Agent may request upon the occurrence and during the continuance of an Event of Default, and following such physical inventory shall, promptly upon Agent’s request, supply Agent with a report in the form and with such specificity as may be satisfactory to Agent concerning such physical count; (c) Borrowers and Guarantors shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer or distributor thereof to such Borrower or Guarantor which is in transit to the locations set forth or permitted herein; (d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request at the expense of Agent or at the expense of Borrowers upon the occurrence and during the continuance of an Event of Default, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely; (e) Borrowers and Guarantors shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower and Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, (h) Borrowers and Guarantors shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower or Guarantor to repurchase such Inventory, except for the right of return given to customers of such Borrower or Guarantor in the ordinary course of the business of such Borrower or Guarantor in accordance with the then current return policy of such Borrower or Guarantor; (i) Borrowers and Guarantors shall keep the Inventory in good and marketable condition; and (j) Borrowers and Guarantors shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Administrative Borrower to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4           Equipment and Real Property Covenants . With respect to the Equipment and Real Property: (a) upon Agent’s request at any time that an Event of Default has occurred and is continuing, Borrowers and Guarantors shall, at their expense, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; provided, that, in no event shall Borrowers and Guarantors be liable for the expense of (i) any appraisal of Equipment pursuant to this Section 7.4 prior to the date on which the Equipment Availability Conditions have been satisfied or (ii) any appraisal of Real Property pursuant to this Section 7.4 prior to the date on which the Real Property Availability Conditions have been satisfied; (b) Borrowers and Guarantors shall keep the Equipment in good order and repair (ordinary wear and tear excepted); (c) Borrowers and Guarantors shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in the business of Borrowers and Guarantors and not for personal, family, household or farming use; (e) Borrowers and Guarantors shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower or Guarantor in the ordinary course of business; and (f) each Borrower and Guarantor assumes all responsibility and liability arising from the use of the Equipment and Real Property.

7.5           Power of Attorney. Each Borrower and Guarantor hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s and Guarantor’s true and lawful attorney-in-fact, and authorizes Agent, in such Borrower’s, Guarantor’s or Agent’s name, to: (a) at any time an Event of Default has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s or Guarantor’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign such Borrower’s or Guarantor’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to such Borrower or Guarantor and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill such Borrower’s or Guarantor’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral if a Cash Dominion Period exists or any items or payment constituting Collateral is otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) if a Cash Dominion Period exists, have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) if a Cash Dominion Period exists, endorse such Borrower’s or Guarantor’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse such Borrower’s or Guarantor’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in such Borrower’s or Guarantor’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s or Guarantor’s name for such purpose, and to complete in such Borrower’s or Guarantor’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s or Guarantor’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Each Borrower and Guarantor hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’ s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6           Right to Cure. Agent may, at its option, upon not less than ten (10) days prior notice to Administrative Borrower (except that no such prior notice shall be required in the case of exigent circumstances as determined by Agent in good faith), (a) cure any material default by any Borrower or Guarantor under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower or Guarantor to perform its obligations hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any material judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances (other than liens, security interests and encumbrances permitted under Section 9.8 hereof) at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s good faith judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto. Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand. Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower or Guarantor. Any payment made or other action taken by Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7           Access to Premises. From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee shall have complete access to all of each Borrower’s and Guarantor’s premises during normal business hours and after notice to Parent, or at any time and without notice to Administrative Borrower if an Event of Default has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s and Guarantor ‘s books and records, including the Records, provided, that, (i) unless a Compliance Period exists, Agent shall not conduct such an inspection, verification or audit more than one (1) time during any calendar year and (ii) unless an Event of Default has occurred and is continuing or the expense of such inspection, verification or audit is borne by Agent, Agent shall not conduct such an inspection, verification or audit more than two (2) times during any calendar year, and (b) each Borrower and Guarantor shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may request, and Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s and Guarantor’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.           REPRESENTATIONS AND WARRANTIES

Each Borrower and Guarantor hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

8.1           Existence, Power and Authority. Each Borrower and Guarantor is a corporation or limited liability company duly organized and in good standing under the laws of its state of incorporation or formation and is duly qualified as a foreign corporation or limited liability company and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Borrower’s or Guarantor’ s financial condition, results of operation or business or the rights of Agent in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s and Guarantor’s corporate powers, (b) have been duly authorized, (c) are not in contravention the terms of any Borrower’s or Guarantor’s certificate of incorporation or formation, by-laws, operating agreement or other organizational documentation, (d) are not in contravention in any material respect of any law or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound and (e) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower or Guarantor, except for the creation of a lien in favor of Agent. This Agreement and the other Financing Agreements to which any Borrower or Guarantor is a party constitute legal, valid and binding obligations of such Borrower and Guarantor enforceable in accordance with their respective terms ,except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law limiting creditors’ rights generally and by general equitable principles.

8.2           Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)           As of the date hereof, the exact legal name of each Borrower and Guarantor is as set forth on the signature page of this Agreement and in the Information Certificate. No Borrower or Guarantor has, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

(b)           As of the date hereof, each Borrower and Guarantor is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of each Borrower and Guarantor or accurately states that such Borrower or Guarantor has none and accurately sets forth the federal employer identification number of each Borrower and Guarantor.

(c)           The chief executive office and mailing address of each Borrower and Guarantor and each Borrower’s and Guarantor’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower or Guarantor to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by a Borrower or Guarantor and sets forth the owners and/or operators thereof.

8.3           Financial Statements; No Material Adverse Change. All financial statements relating to any Borrower or Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include complete footnotes) and fairly present in all material respects the financial condition and the results of operation of such Borrower and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrowers and Guarantors to Agent prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of any Borrower or Guarantor furnished by any Borrower or Guarantor to Agent prior to the date of this Agreement. The Petro Companies have, prior to the date hereof and in accordance with the terms of the Petro Indenture, deposited with the Petro Indenture Trustee a sufficient amount of cash or cash equivalents to redeem in full the aggregate outstanding principal amount of all Indebtedness owing under and in connection with the Petro Indenture, together with all interest, fees, premiums and penalties owing in respect thereof, through February 15, 2008 (the “Petro Indenture Cash Collateral”). All such Indebtedness (including all such interest, fees, premiums and penalties) will be redeemed in full by no later than February 15, 2008 with the proceeds of the Petro Indenture Cash Collateral previously deposited with the Petro Indenture Trustee, at which time all liens and security interest of the Petro Indenture Trustee on the assets of the Petro Companies and the Capital Stock in Petro will be automatically released and the Petro Companies will promptly instruct the Petro Indenture Trustee to execute all such agreements and instruments and take all such further actions as may be reasonably requested by the Petro Companies or Agent to evidence the release of such liens and security interests.

8.4           Priority of Liens; Title to Properties. The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof; provided, that, the security interests and liens in the Collateral of the Petro Companies and the Capital Stock in Petro granted under this Agreement and the other Financing Agreements shall not constitute valid and perfected liens and security interests in and upon such Collateral and Capital Stock until the Petro Lien Effective Date. Each Borrower and Guarantor has good and marketable fee simple title to or valid leasehold interests in all of its Real Property and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5           Tax Returns. Each Borrower and Guarantor has filed, or caused to be filed, in a timely manner all federal and other material tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each Borrower and Guarantor has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6           Litigation. Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against or affecting any Borrower or Guarantor, its or their assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s or Guarantor’s knowledge threatened, against any Borrower or Guarantor or its or their assets or goodwill, or against or affecting any transactions contemplated by this Agreement, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.

8.7          Compliance with Other Agreements and Applicable Laws.

(a)           Borrowers and Guarantors are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, except for such defaults or violations which could not be reasonably expected to have a Material Adverse Effect. Borrowers and Guarantors are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), and all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder), except in any case for such non-compliance which could not be reasonably expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors have obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”), except where the failure to so obtain could not reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect, except where the failure to be valid, subsisting or in full force and effect could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there are no actions, claims or proceedings pending or to the best of any Borrower’s or Guarantor’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.

8.8          Environmental Compliance.

(a)           Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or Permit, except for such violations which could not be reasonably expected to have a Material Adverse Effect, and the operations of Borrowers, Guarantors and any Subsidiary of any Borrower or Guarantor comply with all Environmental Laws and all Permits, except for such non-compliance which could not be reasonably expected to have a Material Adverse Effect.

(b)           There has been no investigation by any Governmental Authority or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person nor is any pending or to the best of any Borrower’s or Guarantor’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Borrower or Guarantor and any Subsidiary of any Borrower or Guarantor or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which in any case could be reasonably expected to have a Material Adverse Effect.

(c)           Borrowers, Guarantors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials, which in any case could be reasonably expected to have a Material Adverse Effect.

(d)           Borrowers, Guarantors and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and Guarantors under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect, except (in any case) where such failure to obtain or file (or be valid in full force and effect) could not reasonably be expected to have a Material Adverse Effect.

8.9          Employee Benefits.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s or Guarantor’s knowledge, nothing has occurred which would cause the loss of such qualification. Each Borrower and its ERISA Affiliates have made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending, or to the best of any Borrower’s or Guarantor’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c)           No ERISA Event has occurred or is reasonably expected to occur; (i) the current value of each Plan’s assets (determined in accordance with the assumptions used for funding such Plan pursuant to Section 412 of the Code) are not less than such Plan’s liabilities under Section 4001(a)(16) of ERISA; (ii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) each Borrower and Guarantor, and their ERISA Affiliates, have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) each Borrower and Guarantor, and their ERISA Affiliates, have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10        Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 5.2 hereof.

8.11        Intellectual Property. Each Borrower and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrowers and Guarantors do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. No slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower or Guarantor infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property, which could reasonably be expected to have a Material Adverse Effect. Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower and Guarantor pursuant to which such Borrower or Guarantor has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another person as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower or Guarantor after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, copyright or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by such Borrower or Guarantor subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Agent, is affixed to any Eligible Inventory, except (a) to the extent permitted under the term of the license agreements listed on Schedule 8.11 to the Information Certificate and (b) to the extent the sale of Inventory to which such Intellectual Property is affixed is permitted to be sold by such Borrower or Guarantor under applicable law (including the United States Copyright Act of 1976).

8.12        Subsidiaries; Affiliates; Capitalization; Solvency.

(a)           As of the date hereof, each Borrower and Guarantor does not have any direct or indirect Subsidiaries or Affiliates and is not engaged in any joint venture or partnership except as set forth in Schedule 8.12 to the Information Certificate.

(b)           As of the date hereof, each Borrower and Guarantor is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower or Guarantor and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)           As of the date hereof, the issued and outstanding shares of Capital Stock of each Borrower and Guarantor (other than Parent) are directly and beneficially owned and held by the persons indicated in the Information Certificate, and in each case all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Agent prior to the date hereof.

(d)           Each Borrower and Guarantor is Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Agent and the other transaction contemplated hereunder.

8.13        Labor Disputes.

(a)           Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect there is (i) no unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against it, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Borrower or Guarantor or, to best of any Borrower’s or Guarantor’ s knowledge, threatened against it, and (ii) no strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of any Borrower’s or Guarantor’s knowledge, threatened against any Borrower or Guarantor.

8.14         Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor which prohibit or otherwise restrict (a) the transfer of cash or other assets between any Borrower or Guarantor or (b) the ability of any Borrower or Guarantor to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral.

8.15         Material Contracts. Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower or Guarantor is a party or is bound as of the date hereof. Borrowers and Guarantors have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof. Borrowers and Guarantors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract which termination could be reasonably expected to have a Material Adverse Effect.

8.16         Credit Card Agreements. Set forth in Schedule 8.16 hereto is a correct and complete list of all of the material Credit Card Agreements and all other material agreements, documents and instruments existing as of the date hereof between or among any Borrower or Guarantor (on the one hand) and any Credit Card Issuer or Credit Card Processor (on the other hand). The Credit Card Agreements constitute all of such agreements necessary for each Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Receivables of any Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom such Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.16 hereto or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.18 hereof. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of the Borrower that is party thereto and to the best of each Borrower’s and Guarantor’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and is in full force and effect. No material default or material event of default, or act, condition or event which after notice or passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce amounts that would otherwise be payable to a Borrower. Each Borrower and the other parties thereto have complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Borrower to be entitled to receive all payments thereunder. Borrowers have delivered, or caused to be delivered to Agent, true, correct and complete copies of all of the Credit Card Agreements.

8.17         Interrelated Businesses. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Certain Borrowers and Guarantors render services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of certain others, make loans, advances and provide other financial accommodations to or for the benefit of certain other Borrowers and Guarantors (including inter alia, the payment by certain Borrowers and Guarantors of creditors of certain other Borrowers or Guarantors and guarantees by certain Borrowers and Guarantors of indebtedness of certain other Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of certain other Borrowers and Guarantors). Certain Borrowers and Guarantors have centralized accounting and legal services, certain common officers and directors and generally do not provide consolidating financial statements to creditors and Borrowers and Guarantors have the same chief executive office.

8.18         Payable Practices. Each Borrower and Guarantor have not made any material change in the historical accounts payable practices from those in effect immediately prior to the date hereof.

8.19         Customer Loyalty Account Assets . All cash, Cash Equivalents and other financial assets at any time deposited in or credited to a Customer Loyalty Account represent funds held by a Borrower or Guarantor to pay amounts owing by Borrowers and Guarantors under a customer loyalty program maintained by Borrowers and Guarantors. No Borrower or Guarantor shall use any such cash, Cash Equivalents or other financial assets for any purpose other than to pay such amounts, except as Agent may agree in writing. The aggregate balance of all cash, Cash Equivalents and other financial assets at any time deposited in or credited to the Customer Loyalty Accounts shall not exceed the lesser of (a) the accrued and unpaid amounts owing by Borrowers and Guarantors under a customer loyalty program maintained by Borrowers and Guarantors or (b) $8,000,000.

8.20         Propco. Each Propco does not own, and will not own or acquire, any assets other than Real Property and Equipment.

8.21         Accuracy and Completeness of Information. All information furnished by or on behalf of any Borrower or Guarantor in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Affect, which has not been fully and accurately disclosed to Agent in writing (including through the public filings of TravelCenters which have been made with the Securities and Exchange Commission) prior to the date hereof.

8.22         Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.                                AFFIRMATIVE AND NEGATIVE COVENANTS

9.1          Maintenance of Existence.

(a)           Each Borrower and Guarantor shall at all times preserve, renew and keep in full force and effect its corporate or limited liability company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, except as to any Guarantor as permitted in Section 9.7 hereto.

(b)           No Borrower or Guarantor shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than thirty (30) days prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Agent shall have received a copy of the amendment to the certificate of incorporation or formation of such Borrower or Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower or Guarantor as soon as it is available.

(c)           No Borrower or Guarantor shall change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Agent shall have received not less than thirty (30) days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith. No Borrower or Guarantor shall change its type of organization, jurisdiction of organization or other legal structure, except that any Borrower or Guarantor may change its type of organization to a corporation or limited liability company and may change its jurisdiction of organization to any state in the United States of America; provided, that, (i) Agent shall have received not less than five (5) Business Days’ prior written notice (or such lesser period as to which Agent may agree) of the intention of such Borrower or Guarantor to make such change, (ii) Agent shall promptly receive true, correct and complete copies of all material agreements, documents and instruments relating to such change, (iii) as of the effective date of such change and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (iv) such Borrower or Guarantor shall execute and deliver such agreements, documents and instruments as Agent may reasonably request in connection therewith.

9.2          New Collateral Locations. Each Borrower and Guarantor may only open any new location within the United States other than locations outside the United States acquired pursuant to a Permitted Acquisition.

9.3          Compliance with Laws, Regulations, Etc.

(a)           Each Borrower and Guarantor shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect.

(b)           Borrowers and Guarantors shall give written notice to Agent immediately upon any Borrower’s or Guarantor’s receipt of any notice of, or any Borrower’s or Guarantor’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the material release, spill or discharge, threatened or actual, of any Hazardous Material in contravention of any applicable Environmental Law with respect to any Real Property included in the calculation of the Borrowing Base or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by any Borrower or Guarantor with respect to any Real Property included in the calculation of the

Borrowing Base or (B) the material release, spill or discharge, threatened or actual, of any Hazardous Material in contravention of any applicable Environmental Law with respect to any Real Property included in the calculation of the Borrowing Base. Promptly upon the request of Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be furnished, or caused to be furnished, by such Borrower or Guarantor to Agent. Each Borrower and Guarantor shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and, promptly upon the request of Agent, shall regularly report to Agent on such response.

(c)           Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any material non-compliance, with any Environmental Law with respect to any Real Property included in the calculation of the Borrowing Base, Borrowers shall, at Agent’s request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such material non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower’s or Guarantor’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)           Each Borrower and Guarantor shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans ,except to the extent such losses, claims, damages, liabilities, costs and expenses are caused by the gross negligence or willful misconduct of Agent or any Lender. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4          Payment of Taxes and Claims. Each Borrower and Guarantor shall duly pay and discharge all federal income taxes and other material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (a) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books, or (b) taxes for which a valid and effective extension to file the applicable tax return has been granted.

9.5          Insurance. Each Borrower and Guarantor shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated (it being understood that the insurers of Borrowers and Guarantors and the kind and amount of insurance maintained by Borrowers and Guarantors are acceptable to Agent as of the date hereof); provided, that, nothing in this Section 9.5 shall require Borrowers and

Guarantors to maintain insurance to insure against liabilities arising from any non-compliance or alleged non-compliance with Environmental Laws. Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer (it being understood that such policies of insurance are satisfactory to Agent as of the date hereof). Borrowers and Guarantors shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower or Guarantor fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower and Guarantor, at any time an Event of Default has occurred and is continuing, in obtaining adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent. Such lender ‘s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations, whether or not then due, in any order and in such manner as Agent may determine. Upon application of such proceeds to the Revolving Loans, Revolving Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. If an Event of Default has occurred and is continuing or a Compliance Period or a Cash Dominion Period exists, Borrowers and Guarantors shall, promptly upon the request of Agent, maintain (a) a separate property insurance policy covering the assets leased to a Borrower or Guarantor pursuant to a Lease Agreement and (b) a separate property insurance policy covering all other assets of Borrowers and Guarantors which comply with the terms of this Section 9.5.

9.6          Financial Statements and Other Information.

(a)           Each Borrower and Guarantor shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower, Guarantor and its Subsidiaries in accordance with GAAP. Borrowers and Guarantors shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers and Guarantors. Without limiting the foregoing, Borrowers and Guarantors shall furnish or cause to be furnished to Agent, the following: (i) in the event that Excess Availability plus Unrestricted Cash shall have fallen below the amount equal to thirty-five (35%) percent of the Maximum Credit during any month, then within forty-five (45) days after the end of such fiscal month, monthly unaudited consolidated financial statements (including balance sheets, statements of income and loss, and a cash flow report which sets forth the items necessary to calculate the Fixed Charge Coverage Ratio of  Parent and its Subsidiaries), all in reasonable detail fairly presenting in all material respects the financial position and results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit C hereto (a “Compliance Certificate”), along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 of this Agreement for such month, (ii) within forty-five (45) days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss, and statements of cash flow), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of Parent, subject to normal year-end adjustments and no footnotes and accompanied by a Compliance Certificate, along with a schedule in a form satisfactory to Agent of the calculations used in determining, as of the end of such quarter, whether Borrowers and Guarantors are in compliance with the covenants set forth in Section 9.17 of this Agreement for such quarter and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Parent and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Parent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be a “Big Four” accounting firm or another independent accounting firm selected by Borrowers and acceptable to Agent, that such audited financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of Parent and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)           Borrowers and Guarantors shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which if adversely determined could reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated or of any Material Contract being amended in any material respect or any new Material Contract entered into (in which event Borrowers and Guarantors shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against any Borrower or Guarantor any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by any Borrower or Guarantor, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)           Borrowers and Guarantors shall promptly after the sending or filing thereof furnish or cause to be furnished to Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d)           Borrowers and Guarantors shall furnish or cause to be furnished to Agent projections of Parent and its Subsidiaries for each fiscal year, no later than thirty (30) days prior to the start of such fiscal year, and shall furnish or cause to be furnished to Agent such other information respecting the Collateral and the business of Borrowers and Guarantors, as Agent may, from time to time, reasonably request; provided, that, Borrowers and Guarantors shall not be required to deliver the projections for the fiscal year ending December 31, 2008 until

March 31, 2008. Subject to the terms of Section 13.5 hereof, Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers and Guarantors to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant. Each Borrower and Guarantor hereby authorizes and directs any securities intermediary or other financial institution at which any cash or Cash Equivalents of a Borrower constituting Eligible Cash Collateral are maintained to provide directly to Agent such information with respect to the accounts in which such cash or Cash Equivalents are held and with respect to the cash or Cash Equivalents therein as Agent may request and Borrowers and Guarantors shall so notify such securities intermediaries or other financial institutions promptly upon Agent’s request. Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7          Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each Borrower and Guarantor shall not directly or indirectly:

(a)           merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that (i) any Borrower or Guarantor may merge with or into or consolidate with any other Borrower or Guarantor (including any Person which becomes a Borrower or Guarantor in connection with a Permitted Acquisition subject to the terms of Section 9.21(d) hereof) and (ii) any Borrower or Guarantor may merge with a newly formed corporation or limited liability company organized in any state in the United States of America which has no assets or liabilities solely for the purpose of either changing the type of organization of such Borrower or Guarantor to a corporation or limited liability company or changing the jurisdiction of organization of such Borrower or Guarantor to any state in the United States of America, provided, that, in each case each of the following conditions is satisfied as determined by Agent in good faith: (A) Agent shall receive prompt written notice of any such merger or consolidation, (B) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (C) in the case of a merger between any Borrower or Guarantor and such newly formed corporation or limited liability company where such corporation or limited liability company is the surviving corporation or limited liability company, such corporation or limited liability company shall have expressly confirmed, ratified and assumed the Obligations of such Borrower or Guarantor and the Financing Agreements to which such Borrower or Guarantor is a party, in form and substance reasonably satisfactory to Agent, and in the case of a merger between any Borrower or Guarantor and such newly formed corporation or limited liability company, such Borrower, Guarantor or newly formed corporation or limited liability company shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, and (D) Agent shall promptly receive true, correct and complete copies of all material agreements, documents and instruments relating to such merger or consolidation; provided, further, that, prior to the Petro Existing Security Agreement Termination Date, no Petro Company shall be merged with or consolidate into any Borrower or Guarantor other than another Petro Company;

(b)           sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for

(i)            sales of Inventory in the ordinary course of business,

(ii)           the sale or other disposition of Equipment (including worn-out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or Guarantor) and the sale of Real Property or the Capital Stock of any Propco; provided, that, (A) as of the date of such sale or disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) such sale or disposition shall be on commercially reasonable terms in a bona fide arms length transaction, (C) as of the date of such sale or disposition and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than $20,000,000, (D) such sale or disposition shall not be in connection with any sale-leaseback transaction (it being understood that any such sale-leaseback transaction shall be governed by the terms of Section 9.7(b)(x) hereof), (E) if the Equipment or Real Property to be sold or disposed of (including the Equipment or Real Property owned by any Propco) is included in the Borrowing Base or if a Cash Dominion Period exists, all of the net cash proceeds of such sale or disposition shall promptly be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof,

(iii)          the issuance and sale by Parent of Capital Stock of Parent (other than Disqualified Capital Stock) after the date hereof; provided, that, (A) if a Cash Dominion Period exists, Agent shall receive prompt written notice of such issuance and sale and (B) if a Cash Dominion Period exists, all of the net cash proceeds of the sale and issuance of such Capital Stock shall promptly be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof,

(iv)          the issuance of Capital Stock of any Borrower or Guarantor consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of such Borrower or Guarantor for the benefit of its employees, directors and consultants, provided, that, in no event shall such Borrower or Guarantor be required to issue, or shall such Borrower or Guarantor issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default, and

(v)           the sale, transfer, lease, sublease or other disposition of assets of any Borrower or Guarantor to another Borrower or Guarantor,

(vi)          the grant of non-exclusive licenses of Intellectual Property in the ordinary course of business,

(vii)         leases or subleases of Real Property permitted under Section 9.8(m) or 9.12 hereof,

(viii)        the sale or other disposition of Cash Equivalents for fair market value in the ordinary course of business,

(ix)           the issuance and sale by any Borrower (other than Parent) or Guarantor of its Capital Stock (other than Disqualified Capital Stock) to another Borrower or

Guarantor; provided, that, Agent shall have received, in form and substance reasonably satisfactory to Agent (A) evidence that Agent has a valid and perfected first priority security interest in and lien upon all such Capital Stock and (B) such other agreements, documents and instruments as Agent may reasonably request to effectuate the purpose and intent of clause (A) above,

(x)            the sale of Real Estate and Equipment in connection with a sale-leaseback transaction permitted under Section 9.7(d) hereof (including the sale of the Capital Stock of any Propco and the leaseback of Real Property and Equipment owned by such Propco),

(xi)           the sale, transfer or other disposition by the Petro Companies to an Excluded Subsidiary of the franchise agreements between any of the Petro Companies and its franchisees; provided, that, as of the date of such sale, transfer or disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and

(xii)          the sale or other disposition of assets of any Borrower or Guarantor not otherwise permitted under the foregoing provisions of this Section 9.7(b) above (other than the sale or disposition of Accounts of any Borrower or Guarantor or Capital Stock of any Borrower); provided, that, (A) as of the date of such sale or disposition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (B) such sale or disposition shall be on commercially reasonable terms in a bona fide arms length transaction, (C) as of the date of such sale or disposition and after giving effect thereto, the aggregate net book value of all of the assets so sold or disposed of in any fiscal year of Parent shall not exceed $20,000,000, (D) as of the date of such sale or disposition and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than $20,000,000, (E) such sale or disposition shall not be in connection with any sale-leaseback transaction (it being understood that any such sale-leaseback transaction shall be governed by the terms of Section 9.7(b)(x) hereof), (F) if any of the assets to be sold or disposed of (including the Equipment or Real Property owned by any Propco) is included in the Borrowing Base or if a Cash Dominion Period exists, all of the net cash proceeds of such sale or disposition shall promptly be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof,

(c)           wind up, liquidate or dissolve except that any Guarantor may wind up, liquidate and dissolve, provided, that, each of the following conditions is satisfied, (i) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Guarantor shall be duly and validly transferred and assigned to a Borrower or another Guarantor, (ii) Agent shall have received all documents and agreements that any Borrower or Guarantor has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (iii) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (iv) Agent shall receive prompt written notice of any such winding up, liquidation or dissolution, and (v) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d)           enter into any sale-leaseback transaction, except for the sale-leaseback of Real Property and Equipment (including the sale of the Capital Stock of any Propco and the leaseback of Real Property and Equipment owned by such Propco); provided, that, each of the following conditions is satisfied: (i) Agent shall receive prompt written notice of any such sale-leaseback, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments related to such sale-leaseback, (iii) as of the date of the consummation of such sale-leaseback and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iv) if any Equipment or Real Property subject to such sale leaseback transaction (whether directly or indirectly through Propco) is included in the Borrowing Base or if a Cash Dominion Period exists, all of the net cash proceeds of such sale-leaseback shall promptly be paid to Agent for application to the Obligations in accordance with Section 6.4(a) hereof, (v) such sale-leaseback transaction shall be on commercially reasonable terms in a bona fide arms-length transaction, and (vi) as of the date of such sale-leaseback transaction and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than $20,000,000; and

(e)           agree to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower or Guarantor (other than a Petro Company) shall, prior to the Petro Existing Security Agreement Termination Date, sell, lease, transfer, assign, license, abandon or otherwise dispose of any Capital Stock, Indebtedness or other assets to a Petro Company unless, as of the date of any such sale, lease, transfer, assignment, license, abandonment or disposition, no Default or Event of Default shall have occurred and be continuing and Excess Availability plus Unrestricted Cash shall not be less than an amount equal to the thirty-five (35%) percent of the Maximum Credit.

9.8           Encumbrances. Each Borrower and Guarantor shall not create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any security interest or lien with respect to any such assets or properties, except:

(a)           the security interests and liens of Agent for itself and the benefit of Secured Parties;

(b)           liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c)           non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s or Guarantor’s business to the extent: (i) such liens secure obligations which are not overdue or (ii) such liens secure obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d)           zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or, Guarantor as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)           purchase money security interests in Equipment (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)            pledges and deposits of cash by any Borrower or Guarantor after the date hereof in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(g)           pledges and deposits of cash by any Borrower or Guarantor after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Borrower or Guarantor as of the date hereof;

(h)           liens arising from (i) any Lease Agreement (or sublease with respect thereto) and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or Guarantor located on the premises of such Borrower or Guarantor (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or Guarantor and the precautionary UCC financing statement filings in respect thereof;

(i)            judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (ii) such judgment or lien shall be effectively stayed or bonded within thirty (30) days after the date such judgment or lien first arose and (iii) Agent may establish a Reserve with respect thereto;

(j)            liens or rights of setoff against credit balances of Borrowers and Guarantors with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Borrowers or Guarantors in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrowers or Guarantors, pursuant to the Credit Card Agreements to secure the obligations of Borrowers and Guarantors to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(k)           liens in favor of JPMorgan Chase Bank (“Chase”) and/or Wells Fargo Bank (“Wells”) on cash collateral deposited with Chase and/or Wells on or prior to the date hereof in an aggregate amount not to exceed $36,837,000 to secure the letters of credit issued by Chase and/or Wells which are listed on Schedule 9.9 to the Information Certificate;

(l)            security interests in or liens on Equipment and Real Property of Borrowers and Guarantors (other than Equipment or Real Property included in the Borrowing Base) or the Capital Stock of any Propco to secure Indebtedness permitted under Section 9.9(h) hereof;

(m)          leases or subleases of Real Property granted by any Borrower or Guarantor in the ordinary course of business and consistent with past practice (i) to its franchisees and (ii) to any Person so long as any such leases or subleases pursuant to this clause (ii) do not interfere in any material respect with the use of such Real Property or the ordinary conduct of the business of such Borrower or Guarantor as presently conducted thereon or materially impair the value of such Real Property;

(n)           security interests in and liens on the assets of the Petro Companies (including, without limitation, the Petro Indenture Cash Collateral) and the Capital Stock in Petro in favor of the Petro Indenture Trustee to secure the Indebtedness permitted under Section 9.9(j) hereof; provided, that, such security interests and liens on the Petro Indenture Cash Collateral shall be terminated and released by no later than May 15, 2008 and such security interests and liens on the assets of the Petro Companies (other than the Petro Indenture Cash Collateral) and the Capital Stock in Petro shall be terminated on the Petro Existing Security Agreement Termination Date;

(o)           security interests in and liens on the assets of the Petro Companies (excluding the Petro Indenture Cash Collateral) and the Capital Stock in Petro in favor of ExxonMobil to secure trade liabilities owing by the Petro Companies to ExxonMobil in an aggregate amount not to exceed $15,000,000; provided, that, such security interests and liens shall be terminated and released on the Petro Existing Security Agreement Termination Date; and

(p)           the security interests and liens set forth on Schedule 8.4 to the Information Certificate which are not otherwise permitted under this Section 9.8 above.

9.9      Indebtedness. Each Borrower and Guarantor shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)           the Obligations;

(b)           purchase money Indebtedness (including Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) not to exceed $25,000,000 in the aggregate at any time outstanding so long as such security interests do not apply to any property of such Borrower or Guarantor other than the Equipment so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be;

(c)           (i) guarantees by any Borrower or Guarantor of any Indebtedness of another Borrower or Guarantor which is permitted under this Section 9.9 and (ii) guarantees by any Borrower or Guarantor of any liabilities (other than Indebtedness) of another Borrower or Guarantor so long as such other Borrower or Guarantor is not prohibited from incurring such liabilities by the terms of this Agreement;

(d)           the Indebtedness of any Borrower or Guarantor to any other Borrower or Guarantor arising after the date hereof pursuant to loans by any Borrower or Guarantor permitted under Section 9.10(g) hereof;

(e)           unsecured Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor), provided, that, each of the following conditions is satisfied as determined by Agent: (i) if the amount of such Indebtedness to be incurred exceeds $20,000,000, Agent shall have received not less than five (5) Business Days (or such lesser period as to which Agent may agree) of the intention of such Borrower or Guarantor to incur such Indebtedness, (ii) upon Agent’s request Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iii) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (iv) Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf concurrently with the sending thereof, as the case may be;

(f)            Indebtedness of any Borrower or Guarantor entered into in the ordinary course of business pursuant to a Hedge Agreement; provided, that, (i) such arrangements are with a Bank Product Provider, (ii) such arrangements are for bona fide hedging purposes, and (iii) such Indebtedness shall be unsecured, except to the extent such Indebtedness constitutes part of the Obligations arising under or pursuant to Hedge Agreements with any Bank Product Provider that are secured under the terms hereof;

(g)           unsecured guarantees by a Borrower or Guarantor of the obligations of a Specified Subsidiary or another Borrower or Guarantor arising under a Lease Agreement (or a sublease with respect thereto); provided, that, (i) the Person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) as of the date on which such guarantee is issued and after giving effect thereto, no Event of Default has occurred and is continuing;

(h)           Indebtedness of any Borrower or Guarantor arising after the date hereof to any third person (but not to any other Borrower or Guarantor) secured by a security interest in or lien on Real Property or Equipment of any Borrower or Guarantor or the Capital Stock of any Propco, provided, that, each of the following conditions is satisfied as reasonably determined by Agent: (i) Agent shall have received not less than five (5) Business Days prior written notice (or such lesser notice period as to which Agent may reasonably agree) of the intention of such Borrower or Guarantor to incur such Indebtedness, except that, if such Indebtedness is incurred in connection with a Permitted Acquisition where the consideration paid or payable is less than or equal to $25,000,000, Agent shall receive prompt written notice thereof as is reasonably practicable under the circumstances, (ii) promptly upon Agent’s request, Agent shall have received true, correct and complete copies of all material agreements, documents and instruments evidencing or otherwise related to such Indebtedness, (iii) as of the date of incurring such Indebtedness (excluding Qualified Assumed Indebtedness), Agent shall have received evidence, in form and substance reasonably satisfactory to it, which demonstrates that Parent and its Tested Subsidiaries (on a consolidated basis) would have had a Debt Incurrence Ratio of not less than 1.10 to 1.00 for the most recently ended period of twelve (12) consecutive months for which Agent has received financial statements of Parent and its Subsidiaries, determined on a pro forma basis as if such Indebtedness (excluding Qualified Assumed Indebtedness incurred on such date) had been incurred on the first day of such period; (iv) as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (v) Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf promptly after the receipt thereof, or sent by any Borrower or Guarantor or on behalf concurrently with the sending thereof, as the case may be;

(i)            Indebtedness of any Borrower or Guarantor under any commodity hedge, commodity swap or similar agreement entered into in the ordinary course of business for the purpose of protecting against or managing exposure to fluctuations in commodity prices; provided, that, (i) such arrangements are with a bank or other financial institution that has combined capital and surplus and undivided profits of not less than $1,000,000,000, (ii) such arrangements are for bona fide hedging purposes, and (iii) such Indebtedness shall be unsecured (but such Indebtedness may be supported by a Letter of Credit Accommodation issued in accordance with the terms hereof);

(j)            Indebtedness of the Petro Companies evidenced by or arising under the Petro Indenture; provided, that, (i) the aggregate outstanding principal amount of such Indebtedness shall not exceed $250,000,000, (ii) such Indebtedness shall at all times be secured by the Petro Indenture Cash Collateral and (iii) the Petro Indenture Cash Collateral shall be applied to redeem all such Indebtedness, together with all interest, fees, premiums, and penalties owing in respect thereof, by no later than February 15, 2008; and

(k)           the Indebtedness set forth on Schedule 9.9 to the Information Certificate which is not otherwise permitted by this Section 9.9 above; provided, that, Borrowers and Guarantors shall furnish to Agent all demands or material notices in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

Notwithstanding anything to the contrary contained in this Agreement, the Petro Companies and Petro Holdings shall not, prior to the Petro Existing Security Agreement Termination Date, incur, create, assume, become liable with respect to, or permit to exist any Indebtedness, or guarantee, assume, endorse, or become responsible for (directly or indirectly), the Indebtedness of any other Person, except for Indebtedness permitted under Sections 9.9(a), (e), (j) and (k); provided, that, any such Indebtedness of the Petro Companies and Petro Holdings under Section 9.9(e) hereof shall be subordinated in an manner reasonably satisfactory to Agent.

9.10         Loans, Investments, Etc. Each Borrower and Guarantor shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)           the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)           investments in cash or Cash Equivalents, provided, that, (i) if a Cash Dominion Period exists, no Loans are then outstanding, except that notwithstanding that any Loans are outstanding if a Cash Dominion Period exists, (A) Borrowers and Guarantors may from time to time in the ordinary course of business consistent with their current practices as of the date hereof make deposits of cash in bank accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts and such funds may be held in Cash Equivalents consisting of overnight investments until so drawn (so long as such funds and Cash Equivalents are not held more than three (3) Business Days from the date of the initial deposit thereof) and (B) Borrowers and Guarantors may have cash at retail store locations and in Store Accounts to the extent permitted in Section 6.3(a) hereof and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held;

(c)           the equity investments made by each Borrower and Guarantor prior to the date hereof in any of its Subsidiaries which are not Borrowers or Guarantors;

(d)           loans and advances by any Borrower or Guarantor to employees of such Borrower or Guarantor not to exceed the principal amount of $5,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower or Guarantor and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(e)           stock or obligations issued to any Borrower or Guarantor by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower or Guarantor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person;

(f)            obligations of account debtors to any Borrower or Guarantor arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Agent by such Borrower or Guarantor and promptly delivered to Agent as so endorsed to the extent required by Section 5.2(b) hereof;

(g)           loans by a Borrower or Guarantor to another Borrower or Guarantor after the date hereof, provided, that,

(i)            as to all of such loans, the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, and

(ii)           as to loans by a Guarantor to a Borrower, (A) the Indebtedness arising pursuant to such loan shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions reasonably acceptable to Agent, and (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance reasonably satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Guarantor and such Borrower

(it being understood that, so long as no Event of Default has occurred and is continuing, such Borrower may pay, and such Guarantor may receive, payments of principal and interest in respect of such Indebtedness);

(h)           any Permitted Acquisition; provided, that, in no event shall any assets acquired pursuant to any Permitted Acquisition be deemed to be Eligible Accounts, Eligible Equipment, Eligible Real Property, Eligible Credit Card Receivables or Eligible Inventory unless the following conditions shall be satisfied as determined by Agent: (1) Agent shall have received an appraisal of the Inventory of the Acquired Business and such other assets of the Acquired Business as Agent may specify, in each case in form and containing assumptions and appraisal methods satisfactory to Agent by an appraiser acceptable to Agent, on which Agent and Lenders are expressly permitted to rely, and (2) Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to Agent and any accounts, credit card receivables, inventory, equipment or real estate of the Acquired Business shall only be Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory, Eligible Equipment or Eligible Real Property (as the case may be) to the extent the criteria for Eligible Accounts, Eligible Credit Card Receivables, Eligible Inventory, Eligible Equipment or Eligible Real Property (as the case may be) set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may in good faith establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may in good faith establish in connection with the Acquired Business);

(i)            equity investments by each Borrower and Guarantor in another Borrower or Guarantor;

(j)            loans and other investments by a Borrower or Guarantor to a Person that is neither an HPT Company or an Affiliate of a Borrower or Guarantor; provided, that, (i) as of the date of such loan or investment and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than the amount equal to thirty-five (35%) percent of the Maximum Credit, (ii) such loans and investments are not made in connection with a Permitted Acquisition, and (iii) as of the date of such loan or investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(k)           loans and other investments by a Borrower or Guarantor to Excluded Subsidiaries; provided, that, (i) as of the date of such loan or investment and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than the amount equal to thirty-five (35%) percent of the Maximum Credit, (ii) as of the date of such loan or investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) all Indebtedness and other obligations of the Excluded Subsidiaries shall be non-recourse to Borrowers and Guarantors and their respective assets and (iv) the aggregate amount of all such loans and investments in Excluded Subsidiaries shall not exceed $5,000,000;

(l)            the formation of any Subsidiary; provided, that, if any Subsidiary is formed for the purpose of making, or in anticipation of consummating, a Permitted Acquisition, Agent shall have received all items required by Sections 5.2 and 9.21 hereof with respect to such Subsidiary (subject to the terms of Section 9.21(d) hereof); and

(m)          the loans and advances set forth on Schedule 9.10 to the Information Certificate which are not otherwise permitted by this Section 9.10 above; provided , that, as to such loans and advances, Borrowers and Guarantors shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto.

Notwithstanding anything to the contrary contained in this Agreement, no Borrower or Guarantor (other than a Petro Company) shall, prior to the Petro Existing Security Agreement Termination Date, make any loans or advances to, invest in, or purchase or repurchase any Capital Stock, Indebtedness or other assets of, any Petro Company unless, as of the date of any such loan, advance, investment, purchase or repurchase, no Default of Event of Default shall have occurred and be continuing and Excess Availability plus Unrestricted Cash shall not be less than an amount equal to thirty-five (35%) percent of the Maximum Credit.

9.11         Dividends and Redemptions. Each Borrower and Guarantor shall not through any manner or means, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment except that:

(a)           any Borrower or Guarantor (other than Parent) may make Restricted Payments to any other Borrower or Guarantor;

(b)           Borrowers and Guarantors may pay dividends to the extent permitted in Section 9.12 below;

(c)           Parent may make Restricted Payments in cash, from funds legally available therefor; provided, that, with respect to each such Restricted Payment: (i) Agent shall have received at least five (5) Business Days prior written notice (or such lesser notice period as to which Agent may agree) thereof, (ii) as of the date of any such payment and after giving effect thereto, Excess Availability plus Unrestricted Cash shall not be less than the amount equal to thirty-five (35%) percent of the Maximum Credit, and (iii) as of the date of any such Restricted Payment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; and

(d)           Parent may make Restricted Payments in the form of Capital Stock of Parent (other than Disqualified Capital Stock); and

(e)           Parent may repurchase Capital Stock of Parent deemed to occur upon the cashless exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants; provided, that, no Borrower or Guarantor shall pay, or be required to pay, any amounts in respect of any such repurchase other than in the form of Capital Stock of Parent (other than Disqualified Capital Stock).

Notwithstanding anything to the contrary contained in this Agreement, no Borrower or Guarantor (other than a Petro Company) shall, prior to the Petro Existing Security Agreement Termination Date, make or pay any Restricted Payment to any Petro Company (except for a Restricted Payment in the form of capital stock other than Disqualified Capital Stock) unless, as of the date of any such Restricted Payment, no Default of Event of Default shall have occurred and be continuing and Excess Availability plus Unrestricted Cash shall not be less than an amount equal to thirty-five (35%) percent of the Maximum Credit.

9.12    Transactions with Affiliates and HPT Companies. Each Borrower and Guarantor shall not, directly or indirectly:

(a)           purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate of such Borrower or Guarantor, except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business (as the case may be) and upon fair and reasonable terms in a bona fide arm’s length transaction as reasonably determined by the independent directors of Parent, (ii) transactions among or between any Borrower or Guarantor and any other Borrower or Guarantor which are not prohibited by this Agreement or any other Financing Agreement, and (iii) the transactions contemplated by the Petro Travel Plaza Operating Agreement (as in effect on the date hereof);

(b)           make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any Affiliate of such Borrower or Guarantor, except (i) reasonable compensation to executive officers or directors for services rendered to such Borrower or Guarantor in the ordinary course of business, and (ii) regularly scheduled payments of management fees due and payable in accordance with the terms of the Shared Services Agreement as in effect on the date hereof;

(c)           purchase, acquire or lease any property from, or sell, transfer or lease any property to, any HPT Company, except pursuant to the reasonable requirements of such Borrower’s or Guarantor’s business and upon fair and reasonable terms as reasonably determined by the independent directors of Parent;

(d)           enter into any lease with any HPT Company after the date hereof unless Agent shall have received an agreement, in form and substance reasonably satisfactory to Agent, duly executed and delivered by such HPT Company (it being agreed that such agreement shall be satisfactory to Agent if it is substantially similar to the Letter Agreement, dated on or about the date hereof, among HPT TA Properties Trust, HPT TA Properties LLC and Agent); or

(e)           request or obtain, without the prior written consent of Agent, any services in which a Person (other than a Borrower or Guarantor) would, directly or indirectly, monitor, invoice or collect any Collateral of a Borrower or Guarantor, prepare or generate any financial statements of a Borrower or Guarantor, or administer all or any part of the cash management system of a Borrower or Guarantor.

9.13    Compliance with ERISA. Each Borrower and Guarantor shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject such Borrower, Guarantor or such ERISA Affiliate to a material tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

9.14        End of Fiscal Years; Fiscal Quarters. Each Borrower and Guarantor shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

9.15        Change in Business. Each Borrower and Guarantor shall not engage in any business other than the business of such Borrower or Guarantor on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower or Guarantor is engaged on the date hereof.

9.16        Limitation of Restrictions Affecting Subsidiaries. Each Borrower and Guarantor shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Borrower or Guarantor to (a) pay dividends or make other distributions or pay any Indebtedness owed to  such Borrower or Guarantor; (b) make loans or advances to such Borrower or Guarantor, (c) transfer any of its properties or assets to such Borrower or Guarantor; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or Guarantor, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or Guarantor, (v) any agreement relating to permitted Indebtedness incurred by such Borrower or Guarantor prior to the date hereof or relating to any Indebtedness incurred by such Borrower or Guarantor after the date hereof which is permitted under Section 9.9(e), (f), (h) and (i), (vi) customary provisions in license agreements restricting assignments or transfers of the rights of a licensee under such license agreement and (vii) the Existing HPT Leases (as in effect on the date hereof) and any other Lease Agreement entered into after the date hereof; provided, that, any such encumbrances or restrictions contained in any other Lease Agreement (taken as a whole) are not materially less favorable to Borrowers, Guarantors, Agent or Lenders than those encumbrances and restrictions under the Existing HPT Leases (as in effect on the date hereof).

9.17        Minimum Fixed Charge Coverage Ratio. If a Compliance Period exists, the Fixed Charge Coverage Ratio of Parent and its Tested Subsidiaries (on a consolidated basis) for the most recently ended period of twelve (12) consecutive months for which Agent has received financial statements of Parent and its Subsidiaries shall not be less than 1.00 to 1.00.

9.18        Credit Card Agreements. Each Borrower and Guarantor shall (a) observe and perform in all material respects all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements, except, that, any Borrower or Guarantor may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of such Borrower or Guarantor; provided, that, such Borrower or Guarantor shall give Agent prior written notice of its intention to do so. Upon any Borrower or Guarantor entering any new Credit Card Agreements with a new Credit Card Issuer or Credit Card Processor, such Borrower or Guarantor shall furnish to Agent prior written notice of the intention of such Borrower or Guarantor to enter into such agreement (together with such other information with respect thereto as Agent may reasonably request) and, promptly upon Agent’s request,  a Credit Card Acknowledgment in favor of Agent, as executed by such new Credit Card Issuer or Credit Card Processor. Promptly upon the request of Agent, Borrowers shall furnish to Agent such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by Borrowers or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.

9.19    License Agreements.

(a)           Each Borrower and Guarantor shall (i) promptly and faithfully observe and perform all of the terms, covenants, conditions and provisions of the Material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any Material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any Material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except, that, subject to Section 9.19(b) below, such Borrower or Guarantor may modify, amend, waive, cancel, surrender or release any Material License Agreement; provided, that, such Borrower or Guarantor (as the case may be) shall give Agent not less than thirty (30) days prior written notice (or such lesser notice period as to which Agent may agree) of its intention to so cancel, surrender and release any such Material License Agreement, (iv) give Agent prompt written notice of any Material License Agreement entered into by such Borrower or Guarantor after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Agent may reasonably request, (v) give Agent prompt written notice of any material breach of any obligation, or any default, by any party under any Material License Agreement, and deliver to Agent (promptly upon the receipt thereof by such Borrower or Guarantor in the case of a notice such Borrower or Guarantor and concurrently with the sending thereof in the case of a notice to such Borrower or Guarantor) a copy of each notice of default and every other similar notice or other communication received or delivered by such Borrower or Guarantor in connection with any Material License Agreement which relates to the right of such Borrower or Guarantor to continue to use property subject to such License Agreement, and (vi) furnish to Agent, promptly upon the request of Agent, such information and evidence as Agent may reasonably require from time to time concerning the observance, performance and compliance by such Borrower or Guarantor of the other party or parties thereto with the material terms, covenants or provisions of any material License Agreement.

(b)           Each Borrower and Guarantor will either exercise any option to renew or extend the term of each Material License Agreement to which it is a party in such manner as will cause the term of such Material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to Agent or give Agent prior written notice that such Borrower or Guarantor does not intend to renew or extend the term of any such Material License Agreement or that the term thereof shall otherwise be expiring, not less than thirty (30) days prior to the date of any such non-renewal or expiration. In the event of the failure of such Borrower or Guarantor to extend or renew any Material License Agreement to which it is a party, Agent shall have, and is hereby granted, the irrevocable right and authority, exercisable at its option at any time that an Event of Default shall have occurred and be continuing, to renew or extend the term of such Material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of Agent or in the name and behalf of such Borrower or Guarantor, as Agent shall determine in good faith. If an Event of Default shall have occurred and be continuing, Agent may, but shall not be required to, perform any or all of such obligations of such Borrower or Guarantor under any of the License Agreements, including, but not limited to, the payment of any or all sums due from such Borrower or Guarantor thereunder. Any sums so paid by Agent shall constitute part of the Obligations.

9.20        Costs and Expenses. Subject to the limitations contained in Sections 7.3, 7.4 and 7.7 hereof, Borrowers and Guarantors shall pay to Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including:  (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees (subject to the limitations contained in Sections 7.3(d) and 7.4(a) hereof) and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s or Guarantor’s operations, plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $850 per person per day); and (g) the fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.21        Further Assurances. (a)  In the case of the formation or acquisition by a Borrower or Guarantor of any Subsidiary after the date hereof (other than an Excluded Subsidiary), as to any such Subsidiary, (i) the Borrower or Guarantor forming such Subsidiary shall cause any such Subsidiary (other than a Subsidiary organized under the laws of a jurisdiction outside the United States) to execute and deliver to Agent, the following (each in form and substance reasonably satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent and subject to the liens permitted under Section 9.8 hereof) upon all of the assets of any such Subsidiary of the type or category of the assets of

Borrowers subject to the security interests and liens pursuant hereto, and (C) such other agreements, documents and instruments as Agent may reasonably require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “Guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person and (ii) the Borrower or Guarantor forming such Subsidiary shall (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary or, in the case of a Subsidiary organized under the laws of a jurisdiction outside the United States, sixty-five (65%) percent of the issued and outstanding shares of Capital Stock of such Subsidiary, and (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein).

(b)  In the case of an acquisition of assets (other than Capital Stock) by a Borrower or Guarantor (including indirectly through a Specified Subsidiary) pursuant to a Permitted Acquisition after the date hereof, Agent shall have received, in form and substance reasonably satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets of the type or category of assets of Borrowers subject to the security interests and liens pursuant hereto (except for Excluded Assets, such assets encumbered by a lien permitted under Section 9.8(e) or (l) hereof and such assets owned by a Subsidiary organized under the laws of a jurisdiction outside the United States), and (ii) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above, including, but not limited to, supplements and amendments hereto, corporate resolutions and other organization and authorizing documents and favorable opinions of counsel to such person.

(c)  At the request of Agent at any time and from time to time, Borrowers and Guarantors shall, and shall cause each Specified Subsidiary to, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Agent may at any time and from time to time request a certificate from an officer of any Borrower or Guarantor representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Agent, Agent and Lenders may, at Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Agent has received such certificate and, in addition, Agent has determined that such conditions are satisfied.

(d)  Notwithstanding the requirements set forth in Sections 5.2 and 9.21(a) and (b) above, Agent shall not require compliance with the requirements of those sections contemporaneously upon the formation of a Subsidiary, or the consummation of a Permitted Acquisition; provided, that, Borrowers and Guarantors and such new Subsidiaries shall comply therewith within forty-five (45) days of the occurrence of the formation of such Subsidiary or the consummation of such Permitted Acquisition (unless Agent extends or waives such compliance either in whole or in part).

9.22         Petro Existing Letters of Credit . Borrowers and Guarantors shall promptly notify Agent in writing when all of the Petro Existing Letters of Credit have expired or been terminated and when the Petro Lien Effective Date has occurred. Borrowers and Guarantors shall not permit any of the Petro Existing Letters of Credit to be amended, supplemented, restated, renewed or otherwise modified and shall not permit the expiry date of any of the Petro Existing Letters of Credit to be renewed or otherwise extended, in each case without the prior written consent of Agent.

9.23         Petro Existing Security Agreement . Borrowers and Guarantors shall promptly notify Agent in writing of the occurrence of the date on which the Petro Existing Security Agreement or the liens granted thereunder have been terminated or released (such date being the “Petro Existing Security Agreement Termination Date”). Borrowers and Guarantors shall not permit the Petro Existing Security Agreement to be amended, supplemented, restated, renewed or otherwise modified, without the prior written consent of Agent. Borrowers and Guarantors shall not permit any Person to become a Secured Trade Creditor (as defined in the Petro Existing Security Agreement) other than ExxonMobil. After the Petro Existing Security Agreement Termination Date, Borrower and Guarantors shall, promptly upon the request of Agent, furnish evidence, in form and substance reasonably satisfactory to Agent, that all Uniform Commercial Code financing statements and similar lien registrations filed in connection with the Petro Existing Security Agreement have been terminated.

SECTION 10.    EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)           (i) any Borrower fails to pay any of the Obligations when due or (ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.1(b), 9.1(c), 9.3, 9.4, 9.13, 9.14, 9.15, 9.16 and 9.18 of this Agreement and such failure shall continue for twenty (20) days; provided, that, such twenty (20) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such twenty (20) day period or which has been the subject of a prior failure within a three (3) month period or (B) a willful breach by any Borrower or Obligor of any such covenant or (iii) any Borrower or Obligor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)           any representation, warranty or statement of fact made by any Borrower or Guarantor to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or document shall when made or deemed made be false or misleading in any material respect;

(c)           any Obligor revokes or terminates or purports to revoke or terminate or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Agent or any Lender;

(d)           any one or more judgments for the payment of money is or are rendered against any Borrower or Obligor in excess of $1,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Obligor or any of the Collateral having a value in excess of $1,500,000 which is not effectively stayed or bonded;

(e)           any Borrower or Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business, except as permitted under Section 9.7(c) hereof;

(f)            any Borrower or Obligor makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

(g)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or Obligor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(h)           a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Obligor or for all or any part of its property;

(i)            (i) any default in respect of any Indebtedness of any Borrower or Obligor (other than Indebtedness owing to Agent and Lenders hereunder), in any case in an amount in excess of $1,500,000, which default continues for more than the applicable cure period, if any, with respect thereto, or (ii) any default by any Borrower or Obligor under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto and/or is not waived in writing by the other parties thereto, or (iii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower or Guarantor to fund a reserve account or otherwise hold as collateral, or shall require a Borrower or Guarantor to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower or Guarantor shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processor such that in the aggregate all of such funds in the reserve account, other amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed $1,500,000 or any such Credit Card Issuer or Credit Card Processor shall debit or deduct any amounts in excess of $1,500,000 in the aggregate in any fiscal year of Borrowers and Guarantors from any deposit account of any Borrower or Guarantor;

(j)            any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(k)           an ERISA Event shall occur which results in or could reasonably be expected to result in liability of any Borrower in an aggregate amount in excess of $1,500,000;

(l)            any Change of Control;

(m)          the indictment by any Governmental Authority, or the threatened indictment in writing by any Governmental Authority of any Borrower or Obligor of which any Borrower, Obligor or Agent receives notice, in either case, as to which there is a reasonable probability of an adverse determination under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower or Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,500,000 or (ii) any other property of any Borrower or Guarantor which is necessary or material to the conduct of its business; or

(n)           there shall be an event of default under any of the other Financing Agreements.

10.2    Remedies.

(a)           At any time an Event of Default has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.

(b)           Without limiting the generality of the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, at its option and shall upon the direction of the Required Lenders, (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c)           Without limiting the foregoing, at any time an Event of Default has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (ii) require any Borrower or Obligor, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Borrower or Obligor, which right or equity of redemption is hereby expressly waived and released by Borrowers and Obligors and/or (vi) terminate this Agreement. If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Administrative Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers and Obligors waive any other notice. In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower and Obligor waives the posting of any bond which might otherwise be required. At any time an Event of Default has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred two (102%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(d)           At any time or times that an Event of Default has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower or Obligor against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables. Without limiting the generality of the foregoing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors (including Credit Card Issuers and Credit Card Processors), secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors (including Credit Card and Credit Card Processors), secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders. At any time that an Event of Default has occurred and is continuing, at Agent ‘s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers and Obligors shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require. In the event any account debtor returns Inventory when an Event of Default has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)           To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower and Guarantor acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower or Guarantor, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower and Guarantor acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or Guarantor or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)            For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower and Obligor hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower or Obligor, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower or Obligor, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)           At any time an Event of Default has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations. Borrowers and Guarantors shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)           Without limiting the foregoing, upon the occurrence and during the continuance of a Default or an Event of Default, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.                          JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)           The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

(b)           Borrowers, Guarantors, Agent and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Supreme Court of the State of New York, New York County in the Borough of Manhattan and United States District Court for the Southern District of New York, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or Guarantor or its or their property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Borrower or Guarantor or its or their property).

(c)           Each Borrower and Guarantor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon any Borrower or Guarantor (or Administrative Borrower on behalf of such Borrower or Guarantor) in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such Borrower or Guarantor shall appear in answer to such process, failing which such Borrower or Guarantor shall be deemed in default and judgment may be entered by Agent against such Borrower or Guarantor for the amount of the claim and other relief requested.

(d)           BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWERS, GUARANTORS, AGENT AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY BORROWER, ANY GUARANTOR, AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS

AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)           Agent and Lenders shall not have any liability to any Borrower or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower or Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Agent and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower and Guarantor: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2    Waiver of Notices . Each Borrower and Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Agent or any Lender may elect to give shall entitle such Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances.

11.3    Amendments and Waivers.

(a)           Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by any Borrower; except, that, no such amendment, waiver, discharge or termination shall:

(i)            reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(i)            increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(ii)           release any Collateral (except as expressly required hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), without the consent of Agent and all of Lenders,

(iii)          reduce any percentage specified in the definition of Required Lenders, without the consent of Agent and all of Lenders,

(iv)          consent to the assignment or transfer by any Borrower or Guarantor of any of their rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(v)           amend, modify or waive any terms of this Section 11.3 or Section 6.4 hereof, without the consent of Agent and all of Lenders, or

(vi)          (A) increase the advance rates constituting part of the Borrowing Base or increase the sublimits with respect to the Inventory Loan Limit, the Fuel Inventory Loan Limit, the Fixed Asset Availability Limit, Revolving Loans based on Eligible Inventory or Perishable Inventory or for Letter of Credit Accommodations, without the consent of Agent and all of Lenders or (B) amend, modify or waive any provisions of the definition of the term Borrowing Base or any of the defined terms referred to in the definition of the term Borrowing Base, in each case if the effect thereof increases the amount of the Borrowing Base, without the consent of Agent and all of Lenders.

(b)           Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)           Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wachovia or, with the prior written consent of Agent, Administrative Borrower, shall have the right, but not the obligation, at any time thereafter, and upon the exercise by Wachovia or, with the prior written consent of Agent, Administrative Borrower of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wachovia or such Eligible Transferee as Wachovia or, with the prior written consent of Agent, Administrative Borrower may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto. Wachovia or, with the prior written consent of Agent, Administrative Borrower shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur. Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wachovia, or such Eligible Transferee specified by Wachovia or, with the prior written consent of Agent,

Administrative Borrower, shall pay to the Non-Consenting Lender (except as Wachovia and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as for the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee). Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)           The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for in this Section 11.3.

(e)           The consent of Agent and any Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations arising under or pursuant to any Hedge Agreements of a Borrower or Guarantor or other Bank Products as set forth in Section 6.4(a) hereof.

11.4         Waiver of Counterclaims. Each Borrower and Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5         Indemnification. Each Borrower and Guarantor shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except that Borrowers and Guarantors shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable order of a court of competent jurisdiction (but without limiting the obligations of Borrowers or Guarantors as to any other Indemnitee). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers and Guarantors shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section. To the extent permitted by applicable law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby. All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

SECTION 12.         THE AGENT

12.1         Appointment, Powers and Immunities. Each Secured Party irrevocably designates, appoints and authorizes Wachovia to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance reasonably satisfactory to Agent shall have been delivered to and acknowledged by Agent. Wachovia Capital Markets LLC is hereby designated as the sole lead arranger, manager and bookrunner with respect to the Credit Facility. The designation of Wachovia Capital Markets LLC as sole lead arranger, manager and bookrunner shall not create any rights in favor of it in such capacity nor subject it to any duties or obligations in such capacity.

12.2         Reliance by Agent. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

12.3    Events of Default.

(a)           Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender, or a Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders. Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b)           Except with the prior written consent of Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

12.4    Wachovia in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wachovia shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wachovia in its individual capacity as Lender hereunder. Wachovia (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wachovia and its Affiliates may accept fees and other consideration from any Borrower or Guarantor and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5    Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6         Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Obligor. Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower or Obligor which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from any Borrower or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Obligor that may come into the possession of Agent.

12.7         Failure to Act. Except for action expressly required of Agent hereunder and under the other Financing- Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8         Additional Loans. Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, as Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to any Borrower which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the Borrowing Bases of Borrowers, plus the amount of

Special Agent Advances made pursuant to Section 12.11(a)(i) or (ii) hereof then outstanding, shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit, (b) no such additional Revolving Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Revolving Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree and (c) the total outstanding principal amount of Loans, Letter of Credit Accommodations and Special Agent Advances made pursuant to Section 12.11(a)(i) and (ii) hereof shall not exceed the Maximum Credit. Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations.

12.9         Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Agent to enter into this Agreement and the other Financing Agreements. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

12.10       Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Parent and its Subsidiaries received by Agent;

(b)           expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and Guarantors and will rely significantly upon Borrowers’ and Guarantors’ books and records, as well as on representations of Borrowers’ and Guarantors’ personnel; and

(d)           agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11       Collateral Matters.

(a)           Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i)

deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers and Guarantors of the Loans and other Obligations, or (iii) to pay any other amount chargeable to any Borrower or Guarantor pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer in respect of Letter of Credit Accommodations which are issued in accordance with the terms of the other Sections of this Agreement; provided, that, the total outstanding principal amount of the Special Agent Advances pursuant to Section 12.11(a)(i) and (ii) hereof plus the total outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof shall not exceed the aggregate amount equal to ten (10%) percent of the Maximum Credit; provided, further, that, the total outstanding principal amount of Loans, Letter of Credit Accommodations and the Special Agent Advances pursuant to Section 12.11(a)(i) and (ii) hereof shall not exceed the Maximum Credit. Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand. Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent ‘s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)           Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Administrative Borrower or any Borrower or Guarantor certifies to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the Capital Stock of any Propco is sold in compliance with Section 9.7 hereof, such Propco shall cease to be a Guarantor under this Agreement or any of the other Financing Agreements, or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) constituting property being pledged to a third party if Administrative Borrower or any Borrower or Guarantor certifies to Agent that such pledge is made in compliance with Section 9.8(l) hereof (and Agent may rely conclusively on any such certificate, without further inquiry), (v) having a value in the aggregate in any twelve (12) month period of less than $1,000,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or

(vi) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vii) approved, authorized or ratified in writing by all of Lenders. Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section. Nothing contained herein shall be construed to require the consent of any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral, except for the cash collateral delivered pursuant to Section 13.1(a) hereof for Obligations arising under or in connection with any Bank Products.

(c)           Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section. Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that,  (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and  (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by such Borrower or Guarantor.

(d)           Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e)           Without limiting the generality of the foregoing, each Lender consents to the HPT Letter Agreements (as defined below) and any other agreements delivered pursuant to Section 9.12(d) hereof, and agrees to be bound by the terms thereof, whether or not such Lender executes the HPT Letter Agreements or any such other agreements. As used herein, “HPT Letter Agreements” shall mean, collectively, the Letter Agreements referred to in Section 1.67 hereof, as the same may be amended or otherwise modified from time to time.

12.12    Agency for Perfection. Each Lender hereby appoints Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the

Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Lender hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13    Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Parent. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Parent, a successor agent from among Lenders. Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent ‘s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

12.14    Other Agent Designations. Agent may at any time and from time to time determine that a Lender may, in addition, be a “Co-Agent”, “Syndication Agent”, “Documentation Agent” or similar designation hereunder and enter into an agreement with such Lender to have it so identified for purposes of this Agreement. Any such designation shall be effective upon written notice by Agent to Administrative Borrower of any such designation. Any Lender that is designated as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation by Agent shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Financing Agreements other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender and no Lender shall be deemed to have relied, nor shall any Lender rely, on a Lender so identified as a Co-Agent, Syndication Agent, Documentation Agent or such similar designation in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13.               TERM OF AGREEMENT; MISCELLANEOUS

13.1   Term.

(a)           This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the date five (5) years from the date hereof (the “Maturity Date”). Borrowers may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time upon the occurrence and during the continuance of an Event of Default. Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance reasonably satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent Obligations (other than unasserted contingent indemnification claims), including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement and for any of the Obligations arising under or in connection with any Bank Products in such amounts as the party providing such Bank Products may reasonably require (unless such Obligations arising under or in connection with any Bank Products are paid in full in cash and terminated in a manner reasonably satisfactory to such other party). The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred two (102%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Administrative Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago, Illinois time.

(b)           No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations (other than unasserted contingent indemnification claims) have been fully and finally discharged and paid, and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid. Accordingly, each Borrower and Guarantor waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers or Guarantors, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid and satisfied in full in immediately available funds.

13.2   Interactive Provisions.

(a)           All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)           All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)           All references to any Borrower, Guarantor, Agent and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)           The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)           The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)            An Event of Default shall continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Agent, if such Event of Default is capable of being cured as determined by Agent.

(g)           All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrowers and Guarantors shall have the burden of proving any lack of good faith on the part of Agent or any Lender alleged by any Borrower or Guarantor at any time.

(h)           Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Parent most recently received by Agent prior to the date hereof. Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)            Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)           The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)            This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)          This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

13.3   Notices. All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower or Guarantor:	TravelCenters of America LLC
24601 Center Ridge Road, Suite 200
Westlake, Ohio, 44145-5639
Attention: John R. Hoadley
Telephone No.: (440) 617-1116
Telecopy No.: (440) 808-3301

with a copy to:	TravelCenters of America LLC
400 Centre Street
Newton, Massachusetts 02458
Attention: Mark R. Young, Esq.
Telephone No.: (617) 796-8157
Telecopy No.: (617) 969-4697

If to Agent:	Wachovia Capital Finance Corporation
(Central)
150 South Wacker Drive
Chicago, Illinois 60606-4202
Attention: Portfolio Manager
Telephone No.: (312) 332-0420
Telecopy No.: (312) 332-0424

13.4   Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5   Confidentiality.

(a)           Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to it by any Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by such Borrower to Agent or such Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to the extent requested by any bank examiners and other regulators (including any self-regulatory authority such as the National Association of Insurance Commissioners), auditors and/or accountants, (iii) in connection with any litigation to which Agent or such Lender is a party, (iv) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such Lender or Participant (or prospective Lender or Participant) or Affiliate shall agreed to treat such information as confidential in accordance with this Section 13.5, or (v) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b)           In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender, Agent or such Lender will promptly notify Administrative Borrower of such request so that Administrative Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates, to the extent permitted by applicable law or if permitted by applicable law, to the extent Agent or such Lender determines in good faith that it will not create any risk of liability to Agent or such Lender.

(c)           In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower, Guarantor or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or Guarantor, (iii) to require Agent or any Lender to return any materials furnished by a Borrower or Guarantor to Agent or a Lender or  prevent Agent or a Lender from responding to routine informational requests  in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

(d)           Notwithstanding anything to the contrary set forth herein or in any of the other Financing Agreements or any other written or oral understanding or agreement,  any obligations of confidentiality contained herein, in any of the other Financing Agreements or any such other understanding or agreement do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated herein (and any related transactions or arrangements), and  each party (and each of its employees, representatives, or other agents) may disclose to any and all persons the tax treatment and tax structuring of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulation Section 1.6011-4; provided, that, each party recognizes that the privilege that it may, in its discretion, maintain with respect to the confidentiality of a communication relating to the transactions contemplated herein, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing. Borrowers and Guarantors do not intend to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrowers or Guarantors determine to take any action inconsistent with such intention, it will promptly notify Agent thereof. Each Borrower and Guarantor acknowledges that one or more of Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and the Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

13.6   Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers, Guarantors and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders. Any such purported assignment without such express prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantors, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7   Assignments; Participations.

(a)           Each Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed), assign all or, if less than all, a portion equal to at least $10,000,000 (or such lesser amount as Agent may agree) in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)           Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”). Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the

Register shall be conclusive and binding for all purposes, absent manifest error, and any Borrowers, Obligors, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(c)           Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,  the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and  the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)           By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower, Obligor or any of their Subsidiaries or the performance or observance by any Borrower or Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agent and Lenders may furnish any information concerning any Borrower or Obligor in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)           Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantors, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation.

(f)            Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)           Borrowers and Guarantors shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and Guarantors and their affairs provided, prepared or reviewed by any Borrower or Guarantor that are contained in any selling materials and all other information provided by it and included in such materials.

13.8   USA Patriot Act. Each Lender hereby notifies Borrowers and Guarantors that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that Identifies each Borrower and Guarantor, which information includes the name and address of such Borrower and Guarantor and other information that will allow such Lender to identify such Borrower and Guarantor in accordance with the requirements of such Act and any other applicable law.

13.9   Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.10 Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused these presents to be duly executed as of the day and year first above written.

BORROWERS

TRAVELCENTERS OF AMERICA LLC

By:	/s/ John R. Hoadley
Title: Treasurer

TA LEASING LLC

By:	/s/ John R. Hoadley
Title: Treasurer

TA OPERATING LLC

By:	/s/ John R. Hoadley
Title: Treasurer

GUARANTORS

TRAVELCENTERS OF AMERICA HOLDING COMPANY LLC

By:	/s/ John R. Hoadley
Title: Treasurer

PETRO STOPPING CENTERS, L.P.

By: TCA PSC GP LLC, its
General Partner

By:	/s/ John R. Hoadley
Title: Treasurer

PETRO DISTRIBUTING INC.

By:	/s/ John R. Hoadley
Title: Treasurer

[SIGNATURES CONTINUE ON NEXT PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

PETRO FINANCIAL CORPORATION

By:	/s/ John R. Hoadley
Title: Treasurer

PETRO HOLDINGS FINANCIAL CORPORATION

By:	/s/ John R. Hoadley
Title: Treasurer

TCA PSC GP LLC

By:	/s/ John R. Hoadley
Title: Treasurer

AGENT

WACHOVIA CAPITAL FINANCE
CORPORATION (CENTRAL),
as Agent

By:	/s/ Laura D. Wheeland

Title:	Vice President

LENDERS

WACHOVIA CAPITAL FINANCE CORPORATION
(CENTRAL)

By:	/s/ Laura D. Wheeland

Title:	Vice President

NATIONAL CITY BUSINESS CREDIT, INC.

By:	/s/ Kathryn C. Ellero

Title:	Vice President

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Brunner

Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Matthew P. Kasper

Title:	Assistant Vice President

UBS LOAN FINANCE LLC

By:	/s/ Irja R. Olsa	/s/ Mary E. Evans

Title:	Associate Director,	Associate Director,
	Banking Products Services, U.S.	Banking Products Services, U.S.

ROYAL BANK OF CANADA

By:	/s/ Dustin Craven

Title:	Attorney-in-fact

The following exhibits and schedules have been omitted and will be supplementally furnished to the Securities and Exchange Commission upon request:

Exhibit A	Form of Assignment and Acceptance Agreement

Exhibit B	Information Certificate

Exhibit C	Form of Compliance Certificate

Exhibit D	Form of Borrowing Base Certificate

Schedule 1.18	Excluded Capital Leases

Schedule 1.66	Excluded Subsidiaries

Schedule 1.118	Petro Existing Letters of Credit

Schedule 8.16	Credit Card Agreements

Schedule 1

COMMITMENTS

Lender	Commitment

Wachovia Capital Finance Corporation (Central)	$25,000,000

National City Business Credit, Inc.	$25,000,000

Bank of America, N.A.	$15,000,000

U.S. Bank National Association	$10,000,000

UBS Loan Finance LLC	$15,000,000

Royal Bank of Canada	$10,000,000

Total	$100,000,000